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                                                                    Exhibit 10.1

                                                                  EXECUTION COPY

                                  $130,000,000
                            364-DAY CREDIT AGREEMENT

                                      among

                           DOW JONES & COMPANY, INC.,
                                  as Borrower,

                               The Several Lenders
                        from Time to Time Parties Hereto,

                               LLOYDS TSB BANK PLC
                                       and
                               MELLON BANK, N.A.,
                           as Co-Documentation Agents,

                              FLEET NATIONAL BANK,
                              as Syndication Agent,

                                       and

                              JPMORGAN CHASE BANK,
                             as Administrative Agent

                            Dated as of June 23, 2003

                          J.P. MORGAN SECURITIES INC.,

                        as Lead Arranger and Book Runner

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                                Table Of Contents

                                                                            Page

SECTION 1. DEFINITIONS                                                         1

1.1 Defined Terms                                                              1
1.2 Other Definitional Provisions                                             12

SECTION 2. AMOUNT AND TERMS OF LOAN COMMITMENTS                               13

2.1 Revolving Credit Commitments                                              13
2.2 The Competitive Loans                                                     14
2.3 Type of Revolving Credit Loans                                            17
2.4 Fees                                                                      17
2.5 Termination or Reduction of Loan Commitments                              18
2.6 Repayment of Loans                                                        18
2.7 Optional Prepayments                                                      18
2.8 Interest Rate and Payment Dates                                           19
2.9 Computation of Interest and Fees                                          20
2.10 Inability to Determine Interest Rate                                     20
2.11 Pro Rata Borrowings and Payments                                         21
2.12 Taxes                                                                    21
2.13 Illegality                                                               25
2.14 Requirements of Law                                                      25
2.15 Indemnity                                                                26
2.16 Increase of Loan Commitments                                             26
2.17 Extension of Termination Date                                            27

SECTION 3. REPRESENTATIONS AND WARRANTIES                                     28

3.1 Financial Condition                                                       28
3.2 No Change                                                                 28
3.3 Corporate Existence; Compliance with Law                                  28
3.4 Corporate Power; Authorization; Enforceable Obligations                   29
3.5 No Legal Bar                                                              29
3.6 No Material Litigation                                                    29
3.7 No Default                                                                29
3.8 Ownership of Property; Liens                                              30
3.9 No Burdensome Restrictions                                                30
3.10 Taxes                                                                    30
3.11 Federal Regulations                                                      30
3.12 ERISA                                                                    30
3.13 Investment Company Act                                                   31
3.14 Subsidiaries                                                             31
3.15 Purpose of Loans                                                         31

SECTION 4. CONDITIONS PRECEDENT                                               31

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4.1 Conditions to Effectiveness                                               31
4.2 Conditions to All Loans                                                   32

SECTION 5. AFFIRMATIVE COVENANTS                                              32
5.1 Financial Statements                                                      32
5.2 Certificates; Other Information                                           33
5.3 Payment of Obligations                                                    33
5.4 Conduct of Business and Maintenance of Existence                          34
5.5 Maintenance of Property; Insurance                                        34
5.6 Inspection of Property; Books and Records; Discussions                    34
5.7 Notices                                                                   34

SECTION 6. NEGATIVE COVENANTS                                                 35
6.1 Limitation on Liens                                                       35
6.2 Limitation on Mergers and Sales of Assets                                 36
6.3 Maintenance of Ratio of Consolidated Total Indebtedness
      to Annualized Consolidated Cash Flow                                    36
6.4 Maintenance of Ratio of Annualized Consolidated Cash Flow
      to Annualized Consolidated Interest Expense                             37

SECTION 7. EVENTS OF DEFAULT                                                  37

SECTION 8. THE ADMINISTRATIVE AGENT                                           39

8.1 Appointment                                                               39
8.2 Delegation of Duties                                                      39
8.3 Exculpatory Provisions                                                    39
8.4 Reliance by Administrative Agent                                          40
8.5 Notice of Default                                                         40
8.6 Non-Reliance on Administrative Agent, Other Lenders                       40
8.7 Indemnification                                                           41
8.8 Administrative Agent in Its Individual Capacity                           41
8.9 Successor Administrative Agent                                            41
8.10 Documentation Agent and Syndication Agent                                42

SECTION 9. MISCELLANEOUS                                                      42

9.1 Amendments and Waivers                                                    42
9.2 Notices                                                                   42
9.3 No Waiver; Cumulative Remedies                                            43
9.4 Survival of Representations and Warranties                                43
9.5 Payment of Expenses and Taxes                                             43
9.6 Successors and Assigns; Participations; Purchasing Lenders                44
9.7 Adjustments; Set-off                                                      47
9.8 Counterparts                                                              48
9.9 Severability                                                              48
9.10 Integration                                                              48

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9.11 Governing Law                                                            48
9.12 Submission To Jurisdiction; Waivers                                      49

Schedules

1.1   Loan Commitments
3.14  Subsidiaries of the Company
6.1   Existing Liens
9.2   Names and Addresses of Lenders

Exhibits
A       Form of Borrowing Notice for Revolving Credit Loans
B       Form of Competitive Loan Request
C       Form of Competitive Loan Offer
D       Form of Competitive Loan Confirmation
E       Form of Exemption Certificate
F       Form of Opinion of Peter G. Skinner, Executive Vice President,
          General Counsel and Secretary
G       Form of Officer's Certificate
H       Form of Certificate of the Secretary of the Company
I       Form of Competitive Loan Assignment
J       Form of Assignment and Acceptance

                                       iii

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        CREDIT AGREEMENT, dated as of June 23, 2003, among DOW JONES & COMPANY,
INC., a Delaware corporation (the "Company"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), LLOYDS TSB BANK PLC and MELLON BANK, N.A., as co- documentation agents (each in such capacity, a "Documentation Agent"), FLEET NATIONAL BANK, as syndication agent (in such capacity, the "Syndication Agent"), and JPMORGAN CHASE BANK, as administrative agent (in such capacity, the "Administrative Agent").

                              W I T N E S S E T H:

        WHEREAS, the Company, the Administrative Agent and certain of the Lenders are parties to the 364-Day Credit Agreement dated as of June 24, 2002, as amended (the "Existing Credit Agreement"), and the parties hereto wish to replace the Existing Credit Agreement with this Agreement.

        NOW, THEREFORE, the parties hereto hereby agree as follows:

        SECTION 1.  DEFINITIONS

        1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

        "Absolute Rate Competitive Loan Request": any Competitive Loan Request requesting the Competitive Loan Lenders to offer to make Competitive Loans at an absolute rate (as opposed to a rate composed of the Applicable Index Rate plus (or minus) a margin).

        "Affiliate": any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

        "Aggregate Loan Commitments": at any time, the sum of the aggregate amount of the Loan Commitments then in effect and the aggregate amount of the Loan Commitments (as defined in the Other Agreements) then in effect.

        "Aggregate Loans": at a particular time, the sum of the then outstanding principal amount of Revolving Credit Loans and Competitive Loans.

        "Agreement": this Revolving Credit Agreement, as amended, supplemented or modified from time to time.

        "Alternate Base Rate": at any particular date, the highest of (a) the Prime Rate, (b) 1/2 of 1% above the rate set forth for such date opposite the caption "Federal Funds (Effective)" in the weekly statistical release designated as "H.15 (519)," or any successor publication, published by the Board of Governors of the Federal Reserve System and (c) the Base CD Rate in

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effect on such date plus 1%. "Base CD Rate" shall mean a rate per annum equal to the following:

                 Three-Month Secondary CD Rate + Assessment Rate
                -------------------------------------------------
                            1.00 - Reserve Percentage

"Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business
Day) by the Board of Governors of the Federal Reserve System through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board of Governors of the Federal Reserve System, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the rate set forth in clause (b) above or both for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the rate set forth in clause (b) shall be effective on the effective day of such change in such rate.

        "Alternate Base Rate Loans": Revolving Credit Loans at such time as they are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

        "Annualized Consolidated Cash Flow": as at the last day of any fiscal quarter of the Company the Consolidated Cash Flow for the period of four consecutive fiscal quarters ending on such day.

        "Annualized Consolidated Interest Expense": as at the last day of any fiscal quarter of the Company the Consolidated Interest Expense for the period of four consecutive fiscal quarters ending on such day.

        "Applicable Facility Fee Percentage": on any date, the rate per annum set forth below which corresponds with the then current rating of the Company's senior unsecured long-term debt issued by S&P and Moody's respectively.

                Ratings                 Applicable Facility Fee Percentage
           AA-/Aa3 or higher                          0.06%
               A+/A1                                  0.07%
             A/A2 or lower                            0.08%

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        Changes in the Applicable Facility Fee Percentage shall become effective on the date on which S&P and/or Moody's changes the rating it has issued for the Company's senior unsecured long-term debt. In the event of split ratings, the lower of such ratings shall apply; if only one of such two agencies issues a rating, such rating shall apply.

        "Applicable Index Rate": in respect of any Competitive Loan requested pursuant to an Index Rate Competitive Loan Request, the Eurodollar Rate applicable to the Interest Period for such Competitive Loan.

        "Applicable Margin": on any date with respect to the Loans comprising any Eurodollar Loans, the rate per annum set forth below which corresponds with the then current rating of the Company's senior unsecured long-term debt issued by S&P and Moody's respectively.

                         Ratings               Applicable Margin
                      ----------------     -----------------------
                     AA-/Aa3 or higher                0.19%
                           A+/A1                      0.23%
                       A/A2 or lower                  0.27%

        Changes in the Applicable Margin shall become effective on the date on which S&P and/or Moody's changes the rating it has issued for the Company's senior unsecured long-term debt. In the event of split ratings, the lower of such ratings shall apply; if only one of such two agencies issues a rating, such rating shall apply.

        "Assessment Rate": for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

        "Assignment and Acceptance": an Assignment and Acceptance, substantially in the form of Exhibit J.

        "Available Loan Commitment": as to any Lender, at a particular time, an amount equal to such Lender's Commitment Percentage multiplied by the difference between (a) the amount of the Loan Commitments at such time and (b) the Aggregate Loans at such time; collectively, as to all the Lenders, the "Available Loan Commitments."

        "Base CD Rate": as defined in the definition of Alternate Base Rate.

        "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

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        "Borrowing Date": in respect of any Revolving Credit Loan, the date on which such Revolving Credit Loan is made.

        "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

        "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

        "Closing Date": the date on which the conditions in Section 4 are satisfied in full, which shall be a Business Day which is on or before the date of the initial Loans.

        "Code": the Internal Revenue Code of 1986, as amended from time to time.

        "Combined Loan Commitments": as to any Lender at any time, the sum of such Lender's Loan Commitment then in effect and such Lender's Loan Commitment (as defined in the Other Agreements) then in effect.

        "Commitment Percentage": as to any Lender at any particular time, the percentage of the aggregate Loan Commitments then constituted by such Lender's Loan Commitment.

        "Commitment Period": the period from and including the Closing Date to but not including the Maturity Date or such earlier date as the Loan Commitments shall terminate as provided herein.

        "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 414(b) or (c) of the Code.

        "Competitive Loan": each Competitive Loan made pursuant to subsection 2.2; the aggregate amount advanced by a Competitive Loan Lender pursuant to subsection 2.2 on each Competitive Loan Date shall constitute one or more Competitive Loans, as specified by such Competitive Loan Lender pursuant to subsection 2.2(b)(vi).

        "Competitive Loan Assignees": as defined in subsection 9.6(c).

        "Competitive Loan Assignment": a Competitive Loan Assignment, substantially in the form of Exhibit I.

        "Competitive Loan Confirmation": each confirmation by the Company of its acceptance of Competitive Loan Offers, which Competitive Loan Confirmation shall be substantially in the form of Exhibit D and shall be delivered to the Administrative Agent in writing, by telex or by facsimile transmission.

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        "Competitive Loan Date": each date on which a Competitive Loan is made pursuant to subsection 2.2.

        "Competitive Loan Lenders": Lenders from time to time offering Competitive Loans.

        "Competitive Loan Offer": each offer by a Competitive Loan Lender to make Competitive Loans pursuant to a Competitive Loan Request, which Competitive Loan Offer shall contain the information specified in Exhibit C and shall be delivered to the Administrative Agent by telephone, immediately confirmed by telex or facsimile transmission.

        "Competitive Loan Request": each request by the Company for Competitive Loan Lenders to submit bids to make Competitive Loans, which shall contain the information in respect of such requested Competitive Loans specified in Exhibit B and shall be delivered to the Administrative Agent in writing, by telex or facsimile transmission, or by telephone, immediately confirmed by telex or facsimile transmission.

        "Consolidated Cash Flow": for any period, Consolidated Net Income of the Company and its Subsidiaries for such period plus the aggregate amounts deducted in determining such Consolidated Net Income in respect of (i) Consolidated Interest Expense, (ii) amortization expenses, (iii) depreciation expenses and
(iv) income taxes, each of clauses (i), (ii), (iii) and (iv) determined in accordance with GAAP, but after deducting in the calculation thereof, income representing equity in the earnings of Affiliates not received in cash or, as the case may be, after restoring thereto deductions representing equity in the losses of Affiliates for which neither the Company nor any of its Subsidiaries is liable.

        "Consolidated Interest Expense": for any period, interest expense of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, and including, whether or not it would be treated as interest expense in accordance with GAAP, the accretion during such period on the "contract guarantee obligations" described in clause (d) of the definition of Consolidated Total Indebtedness.

        "Consolidated Net Income": for any period, the consolidated net income (or deficit) of the Company and its Subsidiaries for such period (taken as a cumulative whole), determined in accordance with GAAP.

        "Consolidated Net Worth": at a particular date, all amounts which would be included under shareholders' equity on a consolidated balance sheet of the Company and its Subsidiaries at such date, determined in accordance with GAAP.

        "Consolidated Total Assets": at a particular date, all amounts which would be included as assets on a consolidated balance sheet of the Company and its Subsidiaries at such date, determined in accordance with GAAP.

        "Consolidated Total Capitalization": at a particular date, the sum of Consolidated Net Worth and Consolidated Total Indebtedness.

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        "Consolidated Total Indebtedness": at a particular date, all items which would, in conformity with GAAP, be classified as Indebtedness on a consolidated balance sheet of the Company and its Subsidiaries as at such date, but in any event including without any duplication (a) indebtedness arising under acceptance facilities and the face amount of all letters of credit issued for the account of the Company or any Subsidiary and all drafts drawn thereunder,
(b) all Indebtedness secured by any Lien on any property owned by the Company or any Subsidiary even though the Company or such Subsidiary has not assumed or otherwise become liable for the payment thereof, (c) all Guarantee Obligations of the Company and its Subsidiaries in respect of Indebtedness of other Persons and (d) all amounts reflected on the Company's consolidated balance sheet for "contract guarantee obligations" relating to the litigation described in Section 3.6(b).

        "Continuing Directors": the directors of the Company on the Closing Date and each other director, if, in each case, such other director's nomination for election to the board of directors of the Company is recommended by at least a majority of the then Continuing Directors.

        "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

        "Decision Date": as defined in subsection 2.17(b).

        "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

        "Documentation Agent": as defined in the preamble hereto.

        "Dollars" and "$": dollars in lawful currency of the United States of America.

        "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

        "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate"

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shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

        "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

        "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

          Eurodollar Base Rate
     ----------------------------------------
     1.00 - Eurocurrency Reserve Requirements

        "Event of Default": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied. "Existing Credit Agreement": as defined in the recitals hereto.

        "Facility Fee": as defined in subsection 2.4; collectively, the "Facility Fees."

        "Financing Lease": (a) any lease of property, real or personal, the then present value of the minimum rental commitment under which is required to be capitalized on a consolidated balance sheet of the Company and its Subsidiaries in accordance with GAAP, and (b) any other such lease to the extent that the obligations thereunder are capitalized on a balance sheet of the lessee.

        "4-Year Credit Agreement": the 4-Year Credit Agreement, dated as of June 24, 2002, among the Company, the several banks and other financial institutions or entities from time to time parties thereto, Lloyds TSB Bank plc and Mellon Bank, N.A., as co-documentation agents, The Bank of New York and Fleet National Bank, as co-syndication agents, and JPMorgan Chase Bank, as administrative agent, as amended, supplemented or otherwise modified or replaced from time to time.

        "5-Year Credit Agreement": the 5-Year Credit Agreement, dated as of June 25, 2001, among the Company, the several banks and other financial institutions or entities from time to time parties thereto, Lloyds TSB Bank plc and Westdeutsche Landesbank Girozentrale, as co-documentation agents, The Bank of New York and Fleet National Bank, as co-syndication agents, and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as administrative agent, as amended, supplemented or otherwise modified or replaced from time to time.

        "GAAP": generally accepted accounting principles in the United States of America in effect from time to time except that for purposes of subsections 6.3 and 6.4, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to subsection 3.1.

        "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Guarantee Obligation": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

        "Indebtedness": of a Person, at a particular date, the sum (without duplication) at such date of (a) indebtedness for borrowed money (including, without limitation, any indebtedness evidenced by any note, bond, debenture or other instrument) or for the deferred purchase price of property or services in respect of which such Person is liable, as obligor, other than accounts payable for the deferred purchase price of property or services incurred in the ordinary course of business and which are not in excess of 90 days past the invoice or billing date, or if in excess of 90 days past the invoice or billing date are being contested in good faith by appropriate actions or proceedings, (b) obligations of such Person under Financing Leases and (c) any obligations of such Person in respect of letters of credit, acceptances, or similar obligations issued or created for the account of such Person.

        "Index Rate Competitive Loan Request": any Competitive Loan Request requesting the Competitive Loan Lenders to offer to make Competitive Loans at an interest rate equal to the Applicable Index Rate plus (or minus) a margin.

        "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is Insolvent within the meaning of such term as used in Section 4245 of ERISA.

        "Insolvent": pertaining to a condition of Insolvency.

                                        8

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        "Interest Payment Date": (a) as to any Alternate Base Rate Loan, the
last day of each March, June, September and December, commencing on the first of such days to occur after Alternate Base Rate Loans are made, (b) as to any Eurodollar Loan in respect of which the Company has selected an Interest Period of one, two or three months, the last day of such Interest Period and (c) as to any Eurodollar Loan in respect of which the Company has selected a longer Interest Period than the periods described in clause (b) above, the last day of each March, June, September and December falling within such Interest Period and the last day of such Interest Period.

        "Interest Period": (a) with respect to any Eurodollar Loan, the period commencing on the Borrowing Date with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Company in its notice of borrowing as provided in subsection 2.1(d);

        (b) with respect to any Alternate Base Rate Loan, the period commencing on the Borrowing Date with respect to such Alternate Base Rate Loan and ending on the earliest to occur of the last day of March, June, September or December following such Borrowing Date;

        (c) with respect to any Competitive Loan made pursuant to a Competitive Loan Request, the period commencing on the Competitive Loan Date with respect to such Competitive Loan and ending on the date not less than 7 nor more than 180 days thereafter, as specified by the Company in such Competitive Loan Request; provided that the foregoing provisions are subject to the following:

        (A) if any Interest Period pertaining to a Eurodollar Loan or a Competitive Loan made pursuant to an Index Rate Competitive Loan Request would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;

        (B) any Interest Period pertaining to a Eurodollar Loan that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month;

        (C) if any Interest Period pertaining to an Alternate Base Rate Loan or a Competitive Loan made pursuant to an Absolute Rate Competitive Loan Request would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day;

        (D) any Interest Period that would otherwise extend beyond the Maturity Date shall end on such Maturity Date; and

        (E) the Company shall select Interest Periods so as not to require a prepayment of any Eurodollar Loan during an Interest Period for such Loan.

                                        9

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        "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Financing Lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

        "Loan" and "Loans": the collective reference to the Revolving Credit Loans and the Competitive Loans.

        "Loan Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans in an aggregate principal amount not to exceed the amount set forth under the heading "Loan Commitment" opposite such Lender's name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including, without limitation, pursuant to the provisions of the second sentence of subsection 2.1(a)). The original aggregate amount of the Loan Commitments is $130,000,000.

        "Margin Stock": "margin stock" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

        "Maturity Date": at any time, the date that is one year after the Termination Date then in effect.

        "Moody's": Moody's Investors Service, Inc.

        "Multiemployer Plan": a Plan which is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

        "Notes": the collective reference to any promissory notes evidencing Loans.

        "Other Agreements": the 4-Year Credit Agreement and the 5-Year Credit Agreement.

        "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Note.

        "Participants": as defined in subsection 9.6(b).

        "Payment Sharing Notice": a written notice from the Company, or any Lender, informing the Administrative Agent that an Event of Default has occurred and is continuing and directing the Administrative Agent to allocate payments thereafter received from the Company in accordance with subsection 2.11(c).

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

        "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

        "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

        "Plan": at any particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

        "Prime Rate": the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York from time to time as its prime rate. The Prime Rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank in connection with extensions of credit to debtors.

        "Purchasing Lenders": as defined in subsection 9.6(d).

        "Ratings": the ratings of Moody's and S&P applicable to the Company's senior unsecured non-credit-enhanced long-term debt obligations.

        "Refunding Borrowing": a borrowing of Revolving Credit Loans which, after application of the proceeds thereof, results in no net increase in the aggregate outstanding principal amount of Revolving Credit Loans made by any Lender.

        "Register": as defined in subsection 9.6(e).

        "Reorganization": with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in
Section 4245 of ERISA.

        "Reportable Event": any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder.

        "Required Lenders": at any date, Lenders having Loan Commitments aggregating over one-half of the total Loan Commitments (or, at any time the Loan Commitments have expired or terminated, the Lenders having over one- half of the total Loans then outstanding).

        "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Reserve Percentage": for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement for a Depository Institution (as defined in Regulation D of such Board as in effect from time to time) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

        "Responsible Officer": the Chief Executive Officer or the President of the Company or, with respect to financial matters, the Chief Financial Officer of the Company.

        "Revolving Credit Loans": Loans made pursuant to subsection 2.1; individually a "Revolving Credit Loan."

        "S&P": Standard & Poor's Corporation.

        "Single Employer Plan": any Plan which is not a Multiemployer Plan.

        "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a

        "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

        "Syndication Agent": as defined in the preamble hereto.

        "Termination Date": June 21, 2004, or such earlier date on which the Loan Commitments are terminated or such later date to which the Termination Date shall be extended pursuant to subsection 2.17 hereof.

        "Three-Month Secondary CD Rate": as defined in the definition of Alternate Base Rate.

        "Transferees": as defined in subsection 9.6(g).

        "Type": as to any Revolving Credit Loan, its nature as an Alternate Base Rate Loan or a Eurodollar Loan.

        "Utilization Fee": as defined in subsection 2.4(b).

        "Working Day": any day on which dealings in foreign currencies and exchange between banks may be carried on in London, England and in New York, New York.

        1.2 Other Definitional Provisions. Unless otherwise specified herein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

        (b) As used herein and in any Notes, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," (iii) the word "incur" shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words "incurred" and "incurrence" shall have correlative meanings), and (iv) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

        (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

        SECTION 2.  AMOUNT AND TERMS OF LOAN COMMITMENTS

        2.1 Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (individually a "Revolving Credit Loan") to the Company from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender's Loan Commitment; provided that no Revolving Credit Loan shall be made hereunder which would result in the Aggregate Loans outstanding hereunder being in excess of the Loan Commitments then in effect. During the Commitment Period the Company may use the Loan Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, provided, that the Loan Commitments shall be reduced on the Termination Date to an amount equal to the amount of the Aggregate Loans then outstanding and, if the Aggregate Loans shall at any time or from time to time be reduced thereafter, the Loan Commitments shall be reduced pro rata simultaneously by an amount equal to such reduction in the Aggregate Loans, and provided, further, that on and after the Termination Date, no Revolving Credit Loans may be made which are not Refunding Borrowings or Revolving Credit Loans the proceeds of which are used to repay maturing Competitive Loans.

        (b) No Eurodollar Loan shall be made after the date that is 30 days prior to the Maturity Date.

        (c) Each Revolving Credit Loan shall finally mature on the Maturity Date. Each Revolving Credit Loan shall bear interest on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and shall be payable on the dates specified in, subsections 2.8 and 2.9.

        (d) The Company may borrow under the Loan Commitments during the Commitment Period on any Working Day if the borrowing is a Eurodollar Loan or on any Business Day if the borrowing is an Alternate Base Rate Loan; provided that the Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, (a) 3 Working Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, and (b) on the requested Borrowing Date, in the case of Alternate Base Rate Loans). Each such notice shall be given in writing, by telex or by facsimile transmission substantially in the form of Exhibit A (with appropriate insertions) or shall be given by telephone (specifying the information set forth in Exhibit A) promptly confirmed by notice given in writing, by telex or by facsimile transmission substantially in the form of Exhibit A (with appropriate insertions). Each borrowing pursuant to the Loan Commitments shall be in an aggregate principal amount equal to (a) the lesser of, in the case of Alternate Base Rate Loans, (i) $10,000,000 or a whole multiple of $1,000,000 in excess thereof, and (ii) the Available Loan Commitments and (b) in the case of Eurodollar Loans, $10,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of such notice from the Company the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its share of each borrowing available to the Administrative Agent for the account of the Company at the office of the Administrative Agent set forth in subsection 9.2 at or before 11:00 A.M. on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent as the Administrative Agent may direct. The proceeds of all such Loans will then be made available to the Company by the Administrative Agent at the office of the Administrative Agent specified in subsection 9.2 by crediting the account of the Company on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

        (e) If any Lender makes a Revolving Credit Loan on a day on which the Company is to repay all or any part of any outstanding Revolving Credit Loan from such Lender, such Lender shall apply the proceeds of the requested Revolving Credit Loan to make such repayment, and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Lender to the Administrative Agent as provided in paragraph (d) above, or remitted by the Company to the Administrative Agent for the account of such Lender as provided in subsection 2.6, as the case may be.

        2.2 The Competitive Loans. The Lenders may make Competitive Loans to the Company from time to time on any Business Day (in the case of Competitive Loans made pursuant to an Absolute Rate Competitive Loan Request) or any Working Day (in the case of Competitive Loans made pursuant to an Index Rate Competitive Loan Request) during the period from the Closing Date until the date occurring 14 days prior to the Maturity Date in the manner set forth in this subsection
2.2 and in amounts such that the Aggregate Loans at any time outstanding shall not exceed the aggregate amount of the Loan Commitments at such time; provided, however, that the aggregate principal amount of the outstanding Competitive Loans of a Lender may (but shall not be required to) exceed its Loan Commitment.

        b) (i) The Company shall request Competitive Loans by delivering a Competitive Loan Request to the Administrative Agent, not later than 12:00 Noon (New York City time) four Working Days prior to the proposed Competitive Loan Date (in the case of an Index Rate Competitive Loan Request), and not later than 10:00 A.M. (New York City time) one Business Day prior to the proposed Competitive Loan Date (in the case of an Absolute Rate Competitive Loan Request); provided that (i) an Index Rate Competitive

Loan request shall not be made until at least one Business Day has passed since the most recent Competitive Loan Date and (ii) an Absolute Rate Competitive Loan Request shall not be made until at least four Business Days have passed since the most recent Competitive Loan Date. Each Competitive Loan Request may solicit bids for Competitive Loans in an aggregate principal amount of $10,000,000 or an integral multiple in excess of $1,000,000 thereof and for not more than three alternative maturity dates for such Competitive Loans. The maturity date for each Competitive Loan shall be not less than 7 days nor more than 180 days after the Competitive Loan Date therefor (and in any event not after the Maturity Date and in any event subject to the proviso to the definition of "Interest Period"). The Administrative Agent shall promptly notify each Lender by telex or facsimile transmission of the contents of each Competitive Loan Request received by it.

  (ii) In the case of an Index Rate Competitive Loan Request, upon receipt of notice from the Administrative Agent of the contents of such Competitive Loan Request, any Competitive Loan Lender that elects, in its sole discretion, to do so, shall irrevocably offer to make one or more Competitive Loans at the Applicable Index Rate plus or minus a margin for each such Competitive Loan determined by such Competitive Loan Lender in its sole discretion. Any such irrevocable offer shall be made by delivering a Competitive Loan Offer to the Administrative Agent, before 10:30 A.M. (New York City time) three Working Days before the proposed Competitive Loan Date, setting forth the maximum amount of Competitive Loans for each maturity date, and the aggregate maximum amount for all maturity dates, which such Lender would be willing to make (which amounts may, subject to subsection 2.2(a), exceed such Competitive Loan Lender's Loan Commitment) and the margin above or below the Applicable Index Rate at which such Competitive Loan Lender is willing to make each such Competitive Loan; the Administrative Agent shall advise the Company before 11:15 A.M. (New York City time) three Working Days before the proposed Competitive Loan Date, of the contents of each such Competitive Loan Offer received by it. If the Administrative Agent in its capacity as a Competitive Loan Lender shall, in its sole discretion, elect to make any such offer, it shall advise the Company of the contents of its Competitive Loan Offer before 10:15 A.M. (New York City time) three Working Days before the proposed Competitive Loan Date.

  (iii) In the case of an Absolute Rate Competitive Loan Request, upon receipt of notice from the Administrative Agent of the contents of such Competitive Loan Request, any Competitive Loan Lender that elects, in its sole discretion, to do so, shall irrevocably offer to make one or more Competitive Loans at a rate or rates of interest for each such Competitive Loan determined by such Competitive Loan Lender in its sole discretion. Any such irrevocable offer shall be made by delivering a Competitive Loan Offer to the Administrative Agent, before 9:30 A.M. (New York City time) on the proposed Competitive Loan Date, setting forth the maximum amount of Competitive Loans for each maturity date, and the aggregate maximum amount for all maturity dates, which such Competitive Loan Lender would be willing to make (which amounts may, subject to subsection 2.2(a), exceed such Competitive Loan Lender's Loan Commitment) and the rate or rates of interest at which such Competitive Loan Lender is willing to make each such Competitive Loan; the Administrative Agent shall advise the Company before 10:15 A.M. (New York City time) on the proposed Competitive Loan Date of the contents of each such Competitive Loan Offer received by it. If the Administrative Agent in its capacity as a Competitive Loan Lender shall, in its sole discretion, elect to make any such offer, it shall advise the Company of the contents of its Competitive Loan Offer before 9:15 A.M. (New York City time) on the proposed Competitive Loan Date.

  (iv) The Company shall before 11:30 A.M. (New York City time) three Working Days before the proposed Competitive Loan Date (in the case of Competitive Loans requested by an Index Rate Competitive Loan Request) and before 10:30 A.M. (New York City time) on the proposed Competitive Loan Date (in the case of Competitive Loans requested by an Absolute Rate Competitive Loan Request) either, in its absolute discretion:

        (A) cancel such Competitive Loan Request by giving the Administrative Agent telephone notice to that effect, or

        (B) accept one or more of the offers made by any Competitive Loan Lender or Competitive Loan Lenders pursuant to clause (ii) or clause (iii) above, as the case may be, by giving telephone notice to the Administrative Agent (immediately confirmed by delivery to the Administrative Agent of a Competitive Loan Confirmation) of the amount of Competitive Loans for each relevant maturity date to be made by each Competitive Loan Lender (which amount for each such maturity date shall be equal to or less than the maximum amount for such maturity date specified in the Competitive Loan Offer of such Competitive Loan Lender, and for all maturity dates included in such Competitive Loan Offer shall be equal to or less than the aggregate maximum amount specified in such Competitive Loan Offer for all such maturity dates) and reject any remaining offers made by Competitive Loan Lenders pursuant to clause (ii) or clause (iii) above, as the case may be; provided, however, that (x) the Company may not accept offers for Competitive Loans for any maturity date in an aggregate principal amount in excess of the maximum principal amount requested in the related Competitive Loan Request, (y) if the Company accepts any of such offers, it must accept offers strictly based upon pricing for such relevant maturity date and no other criteria whatsoever and (z) if two or more Competitive Loan Lenders submit offers for any maturity date at identical pricing and the Company accepts any of such offers but does not wish to borrow the total amount offered by such Competitive Loan Lenders with such identical pricing, the Company shall accept offers from all of such Competitive Loan Lenders in amounts allocated among them pro rata according to the amounts offered by such Competitive Loan Lenders (or as nearly pro rata as shall be practicable after giving effect to the requirement that any Competitive Loans made by a Competitive Loan Lender on a Competitive Loan Date for each relevant maturity date shall be in a principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, it being agreed that to the extent that it is impossible to make allocations in accordance with the provisions of this clause (B) such allocations shall be made in accordance with the instructions of the Company).

        (v) If the Company notifies the Administrative Agent that a Competitive Loan Request is cancelled pursuant to clause (iv) (A) above, the Administrative Agent shall give prompt telephone notice thereof to the Competitive Loan Lenders, and the Competitive Loans requested thereby shall not be made.

        (vi) If the Company accepts pursuant to clause (iv) (B) above one or more of the offers made by any Competitive Loan Lender or Competitive Loan Lenders, the Administrative Agent shall promptly notify each Competitive

Loan Lender which has made such an offer of the aggregate amount of such Competitive Loans to be made on such Competitive Loan Date for each maturity date and of the acceptance or rejection of any offers to make such Competitive Loans made by such Competitive Loan Lender. Each Competitive Loan Lender which is to make a Competitive Loan shall, before 12:00 Noon (New York City time) on the Competitive Loan Date specified in the Competitive Loan Request applicable thereto, make available to the Administrative Agent at its office set forth in subsection 9.2 the amount of Competitive Loans to be made by such Competitive Loan Lender, in immediately available funds. The Administrative Agent will make such funds available to the Company as soon as practicable on such date at the Administrative Agent's aforesaid address. As soon as practicable after each Competitive Loan Date, the Administrative Agent shall notify each Lender of the aggregate amount of Competitive Loans advanced on such Competitive Loan Date and the respective maturity dates thereof.

        (c) Within the limits and on the conditions set forth in this subsection 2.2, the Company may from time to time borrow under this subsection 2.2, repay pursuant to paragraph (d) below, and reborrow under this subsection 2.2.

        (d) The Company shall repay to the Administrative Agent for the account of each Competitive Loan Lender which has made a Competitive Loan (or the Competitive Loan Assignee in respect thereof, as the case may be) on the maturity date of each Competitive Loan (such maturity date being that specified by the Company for repayment of such Competitive Loan in the related Competitive Loan Request) the then unpaid principal amount of such Competitive Loan. The Company shall not have the right to prepay any principal amount of any Competitive Loan.

        (e) The Company shall pay interest on the unpaid principal amount of each Competitive Loan from the Competitive Loan Date to the stated maturity date thereof, at the rate of interest determined pursuant to paragraph (b) above (calculated on the basis of a 360 day year for actual days elapsed), payable on the interest payment date or dates specified by the Company for such Competitive Loan in the related Competitive Loan Request. If all or a portion of the principal amount of any Competitive Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount shall, without limiting any rights of any Lender under this Agreement, bear interest from the date on which such payment was due at a rate per annum which is 2% above the rate which would otherwise be applicable thereto until the scheduled maturity date with respect thereto, and for each day thereafter at a rate per annum which is 2% above the Alternate Base Rate until paid in full (as well after as before judgment).

        2.3    Type of Revolving Credit Loans. The Revolving Credit Loans may be
(i) Eurodollar Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof. Each borrowing of Revolving Credit Loans shall be in an aggregate principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof.

        2.4 Fees. The Company agrees to pay, in immediately available funds, to the Administrative Agent for the account of each Lender a facility fee (a "Facility Fee") for the period from and including the date of this Agreement to, but excluding, the Maturity Date, payable quarterly in arrears on the last day of each March, June, September and December and on the Maturity Date (or such earlier date on which the Loan Commitments shall terminate and the Loans and all interest, fees and other amounts in respect thereof shall have been paid in full), commencing on the first of such dates to occur after the date hereof, at a rate per annum equal to the Applicable Facility Fee Percentage from time to time in effect on each Lender's portion of the daily average Loan Commitments in effect, whether used or unused, during the period for which payment is being made.

        (b) The Company agrees to pay, in immediately available funds, to the Administrative Agent for the account of each Lender a fee (the "Utilization Fee") based upon the average daily amount of the outstanding Loans of such Lender at a rate per annum equal to 0.05%, when and for as long as the aggregate outstanding principal amount of the sum of (a) the Loans hereunder plus (b) the aggregate principal amount of the Loans (as defined therein) under the Other Agreements exceeds 50% of (i) until the Termination Date, the Aggregate Loan Commitments and (ii) from the Termination Date through the Maturity Date, the aggregate amount of the Loan Commitments in effect on the Termination Date immediately prior to giving effect to any reduction thereof required to occur on such date pursuant to the first proviso of the second sentence of subsection 2.1(a) plus the aggregate amount of the Loan Commitments (as defined therein) under the Other Agreements. The Utilization Fee shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on the first of such dates to occur after the date hereof, and on the Maturity Date (or such earlier date on which the Loan Commitments shall terminate and the Loans and all interest, fees and other amounts in respect thereof shall have been paid in full).

        2.5 Termination or Reduction of Loan Commitments. The Company shall have the right, upon not less than 5 Business Days' notice to the Administrative Agent, to terminate the Loan Commitments or, from time to time, to reduce pro rata the amount of the Loan Commitments, provided that (a) any such reduction shall be accompanied by prepayment of the Revolving Credit Loans, together with accrued interest on the amount so prepaid to the date of such prepayment, to the extent, if any, that the amount of the Revolving Credit Loans then outstanding exceeds the amount of the Loan Commitments as then reduced, (b) any such termination of the Loan Commitments shall be accompanied by prepayment in full of the Revolving Credit Loans then outstanding, together with accrued interest thereon to the date of such prepayment, and the payment of any unpaid Facility Fee or Utilization Fee then accrued hereunder and (c) any termination of the Loan Commitments while Eurodollar Loans are outstanding and any reduction of the aggregate amount of the Loan Commitments that reduces the amount of the Loan Commitments below the principal amount of the Eurodollar Loans then outstanding may be made only on the last day of the respective Interest Periods for such Eurodollar Loans. Any such reduction shall be in an amount of $10,000,000 or a whole multiple thereof, and shall reduce permanently the amount of the Loan Commitments then in effect.

        2.6 Repayment of Loans. Subject to subsection 2.1(e), the Company will pay to the Administrative Agent for the account of each Lender the unpaid principal amount of each Revolving Credit Loan made by such Lender, plus all interest accrued thereon, on the last day of the Interest Period applicable thereto.

        2.7 Optional Prepayments. The Company may on the last day of the relevant Interest Period if the Loans to be prepaid are in whole or in part Eurodollar Loans, or at any time and from time to time if the Loans to be prepaid are Alternate Base Rate Loans, prepay the Revolving Credit Loans, in whole or in part, without premium or penalty, upon at least three Business Days' (in the case of Eurodollar Loans) or one Business Day's (in the case of Alternate Base Rate Loans) irrevocable notice to the Administrative Agent, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Alternate Base Rate Loans or a combination thereof, and if of a combination thereof, the amount of prepayment allocable to each. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Company shall make such prepayment, and the payment amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments shall be in an aggregate principal amount of $10,000,000 or a whole multiple thereof, and may only be made if, after giving effect thereto, subsection 2.7(c) shall not have been contravened.

        (b) The Company may not prepay Competitive Loans without the consent of the relevant Lender.

        (c) All payments and prepayments hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Revolving Credit Loans which are Eurodollar Loans having the same Interest Period shall not be less than $10,000,000.

        2.8 Interest Rate and Payment Dates. The Eurodollar Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

        (b) Alternate Base Rate Loans shall bear interest for the period from and including the date thereof until maturity on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate.

        (c) (i) If all or a portion of the principal amount of any Revolving Credit Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection 2.8 plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Alternate Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

        (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection 2.8 shall be payable from time to time on demand.

        (e) Anything in this agreement to the contrary notwithstanding, at all times after the Termination Date each rate at which interest shall accrue pursuant to this Agreement shall be .125% in excess of the rate otherwise determined pursuant to this subsection 2.8.

        2.9 Computation of Interest and Fees. All interest in respect of Alternate Base Rate Loans shall be calculated on the basis of a 360 day year for the actual days elapsed, except where the applicable interest rate for such Loan is the Prime Rate, in which case the rate per annum shall be computed on the basis of a 365 (or 366 as the case may be) day year for the actual days elapsed. Facility Fees, Utilization Fees and interest in respect of Eurodollar Loans shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate, the Applicable Margin or the Reserve Percentage shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate is announced or such Applicable Margin changes as provided herein or such change in the Reserve Percentage shall become effective. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.

        (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 2.8(a) or (c).

        2.10 Inability to Determine Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested Interest Period with respect to proposed Revolving Credit Loans that the Company has requested be made as Eurodollar Loans, the Administrative Agent shall forthwith give telex or facsimile notice of such determination, confirmed in writing, to the Company and the Lenders at least one day prior to the requested Borrowing Date for such Eurodollar Loans. If such notice is given any requested Eurodollar Loans shall be made as Alternate Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made.

        (b) In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to proposed Competitive Loans to be made pursuant to an Index Rate Competitive Loan Request, the Administrative Agent shall forthwith give telex, telecopy or telephone notice of such determination, confirmed in writing, to the Company and the Lenders at least two Business Days prior to the proposed Competitive Loan Date, and such Competitive Loans shall not be made on such Competitive Loan Date. Until any such notice has been withdrawn by the Administrative Agent, no further Index Rate Competitive Loan Requests shall be submitted by the Company.

        2.11 Pro Rata Borrowings and Payments. Each borrowing by the Company of Revolving Credit Loans shall be made ratably from the Lenders in accordance with their Commitment Percentages.

        (b) Whenever any payment received by the Administrative Agent under this Agreement is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under this Agreement, and the Administrative Agent has not received a Payment Sharing Notice (or if the Administrative Agent has received a Payment Sharing Notice but the Event of Default specified in such Payment Sharing Notice has been cured or waived), such payment shall be distributed and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of fees and expenses due and payable to the Administrative Agent, acting as Administrative Agent for the benefit of the Lenders, under and in connection with this Agreement; second, to the payment of all expenses due and payable under subsection 9.5, ratably among the Lenders in accordance with the aggregate amount of such payments owed to each such Lender; third, to the payment of fees due and payable under subsection 2.4, ratably among the Lenders in accordance with their Commitment Percentages; fourth, to the payment of interest then due and payable under this Agreement, ratably among the Lenders in accordance with the aggregate amount of interest owed to each such Lender; and fifth, to the payment of the principal amount of the Loans which is then due and payable, ratably among the Lenders in accordance with the aggregate principal amount owed to each such Lender.

        (c) After the Administrative Agent has received a Payment Sharing Notice which remains in effect, all payments received by the Administrative Agent under this Agreement shall be distributed and applied by the Administrative Agent and the Lenders in the following order: first, to the payment of all amounts described in clauses first through third of the foregoing paragraph (b), in the order set forth therein; and second, to the payment of the interest accrued on and the principal amount of all of the Loans, regardless of whether any such amount is then due and payable, ratably among the Lenders in accordance with the aggregate accrued interest plus the aggregate principal amount owed to such Lender.

        (d) All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent's office specified in subsection 9.2 in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder of fees or principal of or interest on Alternate Base Rate Loans or Competitive Loans made pursuant to an Absolute Rate Competitive Loan Request, becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable during such extension at the rate then applicable thereunder.

        2.12 Taxes. All payments made by the Company under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any
Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Company shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this subsection 2.12 or failure to obtain either U.S. Internal Revenue Service Form W-8BEN or U.S. Internal Revenue Service Form W-8ECI or any applicable successor form from any Transferee that is a Participant or a Competitive Loan Assignee certifying that such Participant or Competitive Loan Assignee is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company with respect to such Non-Excluded Taxes pursuant to this paragraph.

        (b) In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

        (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Company, as promptly as possible thereafter the Company shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Company, or other evidence of payment reasonably satisfactory to the Administrative Agent, showing payment thereof. If the Company fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Company shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

        (d) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased, and in the case of a Competitive Loan Assignee, to the Lender from which the related Competitive Loan shall have been assigned) two copies of (A) either (1) U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or (2) in the case of a Non-U.S. Lender that does not meet the requirements of the documents described in clause (1) hereof claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest," a statement substantially in the form of Exhibit E and (B) a Form W-8BEN or W-9, including, where applicable, with respect to both clauses (1) and (2) above, any such forms required to be provided to certify to such exemption on behalf of such Non-U.S. Lender's beneficial owners, or, in each case, any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Company under this Agreement and any Notes. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation, and in the case of a Competitive Loan Assignee, on or before the date of such Competitive Loan Assignment). In addition, each Non-U.S. Lender shall deliver such forms (and, where applicable, any such forms on behalf of its beneficial owners) promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Company at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Company (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

        (ii) Each Lender which is not a Non-U.S. Lender shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased, and in the case of a Competitive Loan Assignee, to the Lender from which the related Competitive Loan shall have been assigned) two copies of a statement which shall contain the address of such Lender's office or place of business in the United States and shall be signed by an authorized officer of such Lender, together with two duly completed copies of Form W-9 (or any applicable successor form) unless it establishes to the satisfaction of the Company that it is otherwise eligible for an exemption from backup withholding tax or other applicable withholding tax. Each such Lender shall deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased, and in the case of a Competitive Loan Assignee, to the Lender from which the related Competitive Loan shall have been assigned) two further duly completed and signed forms and statements (or successor forms) at or before the time any such form or statement becomes obsolete.

        (iii) Each Lender agrees to indemnify and hold harmless the Company and the Administrative Agent from and against any taxes imposed by or on behalf of the United States or any taxing jurisdiction thereof, penalties, additions to tax, fines, interest or other liabilities, costs or losses, including, without limitation, reasonable attorney's fees and expenses incurred or payable by the Company or the Administrative Agent as a result of the failure of the Company or the Administrative Agent to comply with its obligations to deduct or withhold any taxes imposed by or on behalf of the United States or any taxing jurisdiction thereof (including penalties, additions to tax, fines or interest on such taxes) from any payments made pursuant to this Agreement which failure resulted from the Company's or the Administrative Agent's reliance on any representation, covenant, form, statement, certificate or other information provided to it by such Lender pursuant to this subsection 2.12(d).

        (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Company is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

        (f) Without limiting the other provisions of this subsection 2.12, each Lender claiming entitlement to additional amounts under this subsection
2.12 agrees to use reasonable efforts, including designating a different lending office for funding or booking its Loans hereunder, to avoid or to minimize any amounts which might otherwise be payable pursuant to this subsection; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed in the sole reasonable judgment of such Lender to be material.

        (g) If any Lender or Participant identifies a refund of or credit with respect to an amount of taxes with respect to which the Company paid to or on behalf of such Lender an additional amount pursuant to this subsection 2.12 (a "Tax Credit"), the Lender shall promptly notify the Company of such Tax Credit. The Lender shall use commercially reasonable efforts to take such action as, in the sole reasonable discretion of the Lender, is then practicable under the circumstances to give the benefit of such Tax Credit to the Company.

        h) The Company shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to subsection 2.12(a) or 2.14 or (ii) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) prior to any such replacement, such Lender shall have taken no action under subsection 2.12(f) so as to eliminate the continued need for payment of amounts owing pursuant to subsection 2.12(a) or 2.14, (D) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (E) the Company shall be liable to such replaced Lender under subsection 2.15 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto,
(F) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (G) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of subsection 9.6 (provided that the Company shall be obligated to pay the registration and processing fee referred to therein), (H) until such time as such replacement shall be consummated, the Company shall pay all additional amounts (if any) required pursuant to subsection 2.12(a) or 2.14, as the case may be, and (I) any such replacement shall not be deemed to be a waiver of any rights that the Company, the Administrative Agent or any other Lender shall have against the replaced Lender.

        (i) The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        2.13 Illegality. Notwithstanding any other provisions herein, if any Requirement of Law or any change therein or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans shall forthwith be cancelled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the respective next succeeding Interest Payment Date(s) for such Loans or within such earlier period as required by law. The Company hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this subsection 2.13 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder (such Lender's notice of such costs, as certified to the Company through the Administrative Agent, to be conclusive absent manifest error).

        2.14   Requirements of Law. Subject to subsection 2.12:

        (a) In the event that any Requirement of Law or any change therein or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

  (i) does or shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Loans made by it, or change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of such Lender);

  (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate hereunder; or

  (iii) does or shall impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans, then, in any such case, the Company shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender deems to be material as determined by such Lender with respect to such Eurodollar Loans. If a Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Company, through the Administrative Agent, of the event by reason of which it has become so entitled.

        (b) In the event that any Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender, the Company shall pay to such Lender such additional amount as shall be requested by such Lender as being required to compensate it for such reduction.

        (c) A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender (with a copy to the Administrative Agent) to the Company shall be conclusive in the absence of manifest error. This subsection 2.14 shall survive the termination of this Agreement and payment of the Loans and all other amounts payable hereunder.

        2.15 Indemnity. The Company agrees to indemnify each Lender and to hold such Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Company in payment of the principal amount of or interest on any Eurodollar Loans of such Lender, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder, (b) default by the Company in making a borrowing after the Company has given a notice in accordance with subsection 2.1(d) or 2.2(b)(iv)(B), including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it to make or maintain its Eurodollar Loans hereunder and (c) default by the Company in making any prepayment after the Company has given a notice in accordance with subsection 2.7 or (d) a prepayment, voluntary or involuntary, of a Eurodollar Loan on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder. This subsection 2.15 shall survive termination of this Agreement and payment of the Loans and all other amounts payable hereunder.

        2.16 Increase of Loan Commitments. The Company may from time to time, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request that the Aggregate Loan Commitments be increased by an amount that is not less than $50,000,000 and will not result in the Aggregate Loan Commitments exceeding $750,000,000. Each such notice shall set forth the requested amount of the increase in the Aggregate Loan Commitments and the date on which such increase is to become effective (which shall be not fewer than twenty days after the date of such notice), and shall offer each Lender the opportunity to increase its Combined Loan Commitments by its ratable share, based on the percentage (determined on the date of such notice) which such Lender's Combined Loan Commitments constitutes of the Aggregate Loan Commitments, of the requested increase in the aggregate amount of the Loan Commitments. Each Lender shall, by notice to the Company and the Administrative Agent given not more than ten Business Days after the date of the Company's notice, either agree to increase its

Combined Loan Commitments by all or a portion of the offered amount or decline to increase its Combined Loan Commitments (and any Lender that does not deliver such a notice within such period of ten Business Days shall be deemed to have declined to increase its Combined Loan Commitments). In the event that, on the tenth Business Day after the Company shall have delivered a notice pursuant to the first sentence of this paragraph, the Lenders shall have agreed pursuant to the preceding sentence to increase their respective Combined Loan Commitments by an aggregate amount less than the increase in the Aggregate Loan Commitments requested by the Company, the Company shall have the right to arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an "Augmenting Lender"), which may include any Lender, to extend Combined Loan Commitments or increase their existing Combined Loan Commitments in an aggregate amount equal to the unsubscribed amount, provided that each Augmenting Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and shall execute all such documentation as the Administrative Agent shall specify to evidence its status as a Lender hereunder. If (and only if) Lenders (including Augmenting Lenders) shall have agreed to increase their respective Combined Loan Commitments or to extend new Combined Loan Commitments in an aggregate amount not less than $50,000,000, such increases and such new Combined Loan Commitments shall become effective on the date specified in the notice delivered by the Company pursuant to the first sentence of this Section. Any increase in the Aggregate Loan Commitments effected pursuant to this Section shall be allocated between this Agreement and the Other Agreements as substantially ratably as possible based on the respective amounts of the Loan Commitments and the Loan Commitments (as defined therein) under the Other Agreements. If, on the effective date of any increase in the Aggregate Loan Commitments pursuant to this Section, any Loans shall be outstanding, the Company shall on such date prepay all such Loans, and, if it wishes to reborrow all or a portion of such Loans so prepaid, such borrowing shall be made in accordance with the terms and conditions of this Agreement from the Lenders in accordance with their respective Loan Commitments after giving effect to such increase.

        2.17 Extension of Termination Date. On or before the date which is 45 days (but no more than 60 days) prior to the then-existing Termination Date, the Company may make a request to the Administrative Agent (which shall promptly notify each Lender of its receipt of such request) on behalf of the Lenders for an extension of the then-existing Termination Date to the date 364 days after the then-existing Termination Date.

        (b) In the case of each requested extension, each Lender shall promptly (and in no case later than the date (the "Decision Date") 30 days prior to the then-existing Termination Date) notify the Administrative Agent as to whether or not in such Lender's sole discretion such Lender consents to such extension. The Administrative Agent shall notify the Borrower on the Business Day immediately following such Decision Date as to which Lenders shall have consented to such request and which Lenders shall not have consented to such request (any Lender not providing any notice to the Administrative Agent by the Decision Date being deemed not to have consented to such request). The then-existing Termination Date shall be extended only if (i) Lenders having Loan Commitments aggregating at least 75% of the total Loan Commitments consent and
(ii) either (A) all non-consenting Lenders have been replaced by replacement banks or other financial institutions in accordance with the provisions of subsection 9.6 hereof such that the aggregate amount of Loan Commitments is not reduced or (B) in the event that not all non-consenting Lenders have been replaced, the Company notifies the Administrative Agent that it wishes to extend the then-existing Termination Date notwithstanding the reduced amount of aggregate Loan Commitments and each consenting Lender and each replacement bank or other financial institution in its sole discretion consents to such extension after receiving notice of such reduced amount of aggregate Loan Commitments; provided, that the Termination Date shall be extended pursuant to this subsection 2.17 no more than twice. In the event that the then-existing Termination Date is extended pursuant to clause
(ii)(B) of the preceding sentence, on the then-existing Termination Date the Company shall pay to the Administrative Agent, for the benefit of each non-consenting Lender that is not replaced with a replacement bank or other financial institution, all amounts due with respect to such non-consenting Lender.

        SECTION 3.  REPRESENTATIONS AND WARRANTIES

        To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans herein provided for, the Company hereby represents and warrants to the Administrative Agent and to each Lender that:

        3.1 Financial Condition. The consolidated balance sheets of the Company and its consolidated Subsidiaries as at December 31, 2001 and December 31, 2002 and the related consolidated statements of income and stockholders' equity and of cash flow for the fiscal years ended on such dates, reported on by PricewaterhouseCoopers LLP, copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and changes in financial position for the fiscal years then ended. The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at March 31, 2003 and the related unaudited consolidated statements of income and cash flow for the three-month period ended on such date, copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and cash flow for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved. Neither the Company nor any of its consolidated Subsidiaries had on March 31, 2003 any material Guarantee Obligation, contingent liabilities or liability for taxes, long-term lease or unusual forward or long-term commitment, which is not reflected in the unaudited consolidated balance sheet as at March 31, 2003 or in the notes thereto.

        3.2 No Change. Since December 31, 2002 there has been no material adverse change in the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole.

        3.3 Corporate Existence; Compliance with Law. Each of the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and where the failure to be so qualified would have a material adverse effect upon the business operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole and could not materially adversely affect the ability of the Company to perform its obligations under this Agreement.

        3.4 Corporate Power; Authorization; Enforceable Obligations. The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and any Note and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement and any Note. No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any Note. This Agreement has been, and any Note will be, duly executed and delivered on behalf of the Company. This Agreement constitutes, and any Note when executed and delivered will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

        3.5 No Legal Bar. The execution, delivery and performance of this Agreement and any Note, the borrowings hereunder and the use of the proceeds thereof, will not violate any Requirement of Law or any Contractual Obligation of the Company or of any of its Subsidiaries, and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation.

        3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to this Agreement or any Note or any of the transactions contemplated hereby or (b) except for the litigation with Cantor Fitzgerald Securities and Market Data Corporation that is described in "Legal Proceedings" and Note 3 to the financial statements included in the Company's Form 10-Q report for the first quarter of 2003, which could reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole.

        3.7 No Default. Neither the Company nor any of its Subsidiaries is in default in any material respect under or with respect to any Contractual Obligation which could reasonably be expected to be materially adverse to the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole or which could materially adversely affect the ability of the Company or any Subsidiary to perform its obligations under this Agreement and any Note. No Default or Event of Default has occurred and is continuing.

        3.8 Ownership of Property; Liens. Each of the Company and its Subsidiaries has good record and marketable title in fee simple to or valid leasehold interests in all its real property which is material to the Company and its Subsidiaries, and good title to all its other property which is material to the Company and its Subsidiaries, and none of such property is subject to any Lien of any nature whatsoever which is prohibited by subsection 6.1 hereof.

        3.9 No Burdensome Restrictions. No Contractual Obligation of the Company or any of its Subsidiaries and no Requirement of Law materially adversely affects, or insofar as the Company may reasonably foresee may so affect, the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole.

        3.10 Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed all material tax returns which to the reasonable knowledge of the Company are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessment made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be, or which are otherwise individually or in the aggregate not material); and no tax liens have been filed and, to the reasonable knowledge of the Company, no claims are being asserted with respect to any such taxes, fees or other charges.

        3.11 Federal Regulations. No part of the proceeds of any Loans hereunder will be used for the purpose, whether immediate, incidental, or ultimate, of purchasing any Margin Stock of any corporation or carrying any Margin Stock of any corporation, or for any purpose which violates Regulation U of the Board of Governors of the Federal Reserve System, or which would be inconsistent with or violate, the provisions of any of the Regulations of such Board of Governors. If requested by any Lender or the Administrative Agent, the Company will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.

        3.12 ERISA. None of the Company, any of its Subsidiaries or any Commonly Controlled Entity has incurred any material liability related to the withdrawal from any Multiemployer Plan or the termination of any Single Employer Plan. The withdrawal by the Company or any of its Subsidiaries or any Commonly Controlled Entity from all Multiemployer Plans in which they participate would not have a material adverse effect on the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole. The Company has not been notified that any Multiemployer Plan to which the Company, any of its Subsidiaries or any Commonly Controlled Entity contributes is either in Reorganization or Insolvent. All Single Employer Plans maintained by the Company, any of its Subsidiaries or any Commonly Controlled Entity are in material compliance with all applicable Requirements of Law. The sum of the present value of all accrued benefits vested under all Single Employer Plans maintained by the Company or any of its Subsidiaries or any Commonly Controlled Entity (based on assumptions used to fund such Plans) did not, as of December 31, 2002, exceed the value of the assets of such Plans allocable to such vested benefits.

        3.13 Investment Company Act. The Company is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

        3.14 Subsidiaries. All of the Subsidiaries of the Company that would be required to be disclosed pursuant to Item 601(b)(21) of Regulation S-K at the date hereof are set forth on Schedule 3.14.

        3.15 Purpose of Loans. The proceeds of the Loans shall be used by the Company for general corporate purposes.

        SECTION 4.  CONDITIONS PRECEDENT

        4.1 Conditions to Effectiveness. The obligation of each Lender to make an initial Loan hereunder is subject to the satisfaction of the following conditions precedent:

        (a) Legal Opinion. The Administrative Agent shall have received, with a counterpart for each Lender, an opinion of Peter G. Skinner, Executive Vice President, General Counsel and Secretary of the Company, dated the Closing Date and addressed to the Administrative Agent and the Lenders, substantially in the form of Exhibit F. Such opinion shall also cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent or any Lender shall reasonably require.

        (b) Officer's Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, an Officer's Certificate of the Company dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent and its counsel, executed by the President or Vice President and the Secretary or Assistant Secretary of the Company.

        (c) Secretary's Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Secretary or Assistant Secretary of the Company dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent and its counsel.

        (d) Compliance. Each of the Lenders shall have determined that the making of such Loan and the use of the proceeds thereof will not violate any Regulation of the Board of Governors of the Federal Reserve System, and each Lender shall have received such documents and information (including without limitation, a duly completed and signed Form U-1) as such Lenders shall require to make such determination.

        (e) Existing Credit Agreement. All principal, interest and fees under the Existing Credit Agreement through the Closing Date shall have been paid, and all commitments to lend thereunder shall have been terminated.

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

        (f) Fees. All fees payable to the Administrative Agent or any Lender on the Closing Date shall have been paid.

        (g) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent and the Lenders and their counsel.

        4.2 Conditions to All Loans. The obligation of each Lender to make any Loan (including the initial Loan to be made by it hereunder) to be made by it hereunder is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

        (a) Representations and Warranties. The representations and warranties made by the Company herein or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith (except the representation and warranty set forth in subsection 3.2 and except, in the case of a Refunding Borrowing, the representations and warranties set forth in subsections 3.2, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.12 and 3.14) shall be correct on and as of the Borrowing Date as if made on and as of such date.

        (b) No Default or Event of Default. In the case of a Refunding Borrowing, no Event of Default shall have occurred and be continuing on the date of such Loan after giving effect to the Loans to be made on such date, and, in the case of any other Loan, no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan to be made on such Borrowing Date.

        (c) Additional Conditions to Competitive Loans. If such Loan is made pursuant to subsection 2.2, all conditions set forth in such subsection shall have been satisfied.

Each borrowing by the Company hereunder shall constitute a representation and warranty by the Company as of the date of such borrowing that the conditions in clauses (a), (b) and (c) of this subsection have been satisfied.

        SECTION 5.  AFFIRMATIVE COVENANTS

        The Company hereby agrees that, so long as the Loan Commitments remain in effect, any Loan remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, the Company shall and, in the case of the agreements set forth in subsections 5.3, 5.4, 5.5 and 5.6, shall cause each of its Subsidiaries to:

        5.1    Financial Statements. Furnish to each Lender:

        (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and stockholders' equity and of cash flow for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing; and

        (b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of each such quarter and the related unaudited consolidated statements of income and cash flow of the Company and its consolidated Subsidiaries for such quarterly period setting forth in each case in comparative form the figures for the comparable quarter of the previous year in the case of the consolidated statements of income and the end of the immediately preceding fiscal year in the case of the consolidated balance sheet, certified by the chief financial officer of the Company (subject to normal year-end audit adjustments); all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants or officer, as the case may be, and disclosed therein).

        5.2    Certificates; Other Information. Furnish to each Lender:

        (a) concurrently with the delivery of the financial statements referred to in subsection 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

        (b) concurrently with the delivery of the financial statements referred to in subsections 5.1(a) and (b) above, a certificate of a Responsible Officer (i) stating that, to the best of such officer's knowledge, the Company during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and in any Note to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) showing in detail the calculations supporting such statement in respect of subsections 6.3 and 6.4;

        (c) within five days after the same are sent, copies of all financial statements and reports which the Company sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Company may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and

        (d) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

        5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be.

        5.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 6.2; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole.

        5.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

        5.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other conditions of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants.

        5.7 Notices. Promptly give notice to the Administrative Agent and each Lender:

        (a)    of the occurrence of any Default or Event of Default;

        (b) of any default or event of default under any material Contractual Obligation of the Company or any of its Subsidiaries;

        (c) of any litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would have a material adverse effect on the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole;

        (d) of any litigation or proceeding affecting the Company or any of its Subsidiaries in which (i) the amount involved is $50,000,000 or more and not covered by insurance or (ii) injunctive or similar relief is sought which if adversely determined would have a material adverse effect on the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole;

        (e) of the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, or (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC or the Company or any Commonly Controlled

Entity to terminate or withdraw or partially withdraw from any Plan and, with respect to a Multiemployer Plan, the Reorganization (as defined in Section 4241 of ERISA) or Insolvency (as defined in Section 4245 of ERISA) of such Plan and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of a Responsible Officer setting forth details as to such Reportable Event and the action that the Company or Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be; and

        (f) of a material adverse change in the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto. For all purposes of clause (e) of this subsection, the Company shall be deemed to have all knowledge or knowledge of all facts attributable to the administrator of such Plan.

        SECTION 6.  NEGATIVE COVENANTS

        The Company hereby agrees that, so long as the Loan Commitments remain in effect, any Loan remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, the Company shall not, nor in the case of the agreements set forth in subsections 6.1 or 6.2 shall it permit any of its Subsidiaries to, directly or indirectly:

        6.1 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except:

        (a)    Liens existing on the date hereof which are described in Schedule
6.1 hereto;

        (b) Liens created in favor of the Administrative Agent, for the ratable benefit of the Lenders;

        (c)    Liens for taxes or assessments either (i) not yet delinquent or
(ii) the validity of which is being contested in good faith and as to which any reserves required by GAAP have been set aside;

        (d) deposits or pledges to secure the payment of workmen's compensation, unemployment insurance or other social security benefits or obligations, or to secure the performance of bids, trade contracts, leases, public or statutory obligations, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business;

        (e) materialmen's, mechanics', workmen's, repairmen's, employees', or other like Liens either (i) arising in the ordinary course of business and securing obligations not more than 90 days overdue or (ii) being contested in good faith and as to which any reserves required by GAAP have been set aside or as to which adequate bonds have been obtained;

        (f) minor defects, easements, exceptions, reservations and irregularities in the title to real property which do not, in the aggregate, materially impair the use of such property for the purposes for which it is or may reasonably be expected to be held;

        (g) Liens on assets, each of which Liens (i) existed on such assets before the time of their acquisition by the Company or such Subsidiary, or (ii) existed on such assets of any Subsidiary before the time it became a Subsidiary, or (iii) was created solely for the purpose of securing, and was created substantially contemporaneously with the incurring of, Indebtedness representing, or incurred to finance, the cost of such assets; provided that, with respect to Liens referred to in clause (iii), (A) such Liens shall at all times be confined to the assets so acquired and improvements, alterations, replacements and modifications thereto and (B) the principal amount of the Indebtedness secured by such Liens shall in no case exceed 100% of the lesser of the cost or the fair market value of the assets subject thereto at the time of acquisition thereof, and provided, further that with respect to each Lien referred to in this paragraph (g), any extension, renewal or replacement thereof shall be permitted only to the extent that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement; and

        (h) Liens not otherwise permitted by this subsection 6.1 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Company and all Subsidiaries) 5% of Consolidated Total Assets at any time.

        6.2 Limitation on Mergers and Sales of Assets. Consolidate or merge with or into, or sell, convey, transfer or lease in a single transaction or in a series of related transactions any substantial part of the assets of the Company and its consolidated Subsidiaries taken as a whole to, any other Person, except
(i) any such consolidation, merger, sale, conveyance, transfer or lease when the only parties to such transaction or series of transactions are one of its Subsidiaries and one or more of its other Subsidiaries, (ii) any such sale, conveyance, transfer or lease to the Company by one or more of its Subsidiaries and (iii) the merger or consolidation of the Company with another corporation, provided that the Company is the surviving corporation and that, after giving effect to such consolidation or merger, no Default or Event of Default has occurred and is continuing.

        (b) Convey, transfer or lease, or sell and lease-back, any significant fixed asset used or useable in its business or the shares of the capital stock of any Subsidiary, except (i) to the Company by any of its Subsidiaries or to any of the Company's Subsidiaries by one or more of its other Subsidiaries, (ii) for a sale or conveyance of such a fixed asset in connection with the replacement thereof or in the ordinary course of business or (iii) if such conveyance, transfer, lease or sale is for fair value as determined by the Board of Directors or any executive officer of the Company and not materially adverse to the Lenders.

        6.3 Maintenance of Ratio of Consolidated Total Indebtedness to Annualized Consolidated Cash Flow. Permit the ratio of Consolidated Total Indebtedness to Annualized Consolidated Cash Flow as at the last day of any fiscal quarter of the Company to exceed 2.50 to 1.00.

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

        6.4 Maintenance of Ratio of Annualized Consolidated Cash Flow to Annualized Consolidated Interest Expense. Permit the ratio of (a) Annualized Consolidated Cash Flow as at the end of any fiscal quarter of the Company to (b) Annualized Consolidated Interest Expense as at the end of such fiscal quarter, to be less than 2.0 to 1.

        SECTION 7.  EVENTS OF DEFAULT

        Upon the occurrence of any of the following events:

        (a) The Company shall fail to pay (i) any principal of any Loan when due in accordance with the terms thereof or (ii) any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

        (b) Any representation or warranty made or deemed made by the Company herein or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

        (c) The Company shall default in the observance or performance of any agreement contained in Section 6; or

        (d) The Company shall default in any material respect in the observance or performance of any other agreement contained in this Agreement, and such default shall continue unremedied for a period of 30 days; or

        (e) The Company or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness for more than $2,000,000 (other than the Loans) or in the payment of any Guarantee Obligation in excess of $2,000,000 beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, if such default or other event or condition causes, or permits the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

        (f) (i) The Company or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i),
(ii), or (iii) above; or (v) the Company or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

        (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan,
(ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given and, in the case of the institution of proceedings, the continuance of such proceedings for ten days after commencement thereof, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any of the Company, any of its Subsidiaries or any commonly controlled entity shall incur material liability relating to the withdrawal from any Multiemployer Plan or the termination of any Single Employer Plan or (vi) any other event or condition shall occur or exist, with respect to a Single Employer Plan; provided, that in the case of each of clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities that in the aggregate would be material in relation to the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole; or

        (h) One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (to the extent not paid or covered by insurance) of $50,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 90 days from the entry thereof; or

        (i) (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than members of the Bancroft family or any trusts for their benefit, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of shares of Capital Stock representing more than 35% of the total voting power of the Company, or (ii) the board of directors of the

Company shall cease to consist of a majority of Continuing Directors; then, and in any such event, (A) if such event is an Event of Default specified in clause
(i) or (ii) of paragraph (f) above, automatically the Loan Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and any Note shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company declare the Loan Commitments to be terminated forthwith, whereupon the Loan Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and any Note to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

        SECTION 8.  THE ADMINISTRATIVE AGENT

        8.1 Appointment. The Lenders from time to time party to this Credit Agreement, whether as original signatories or as Purchasing Lenders pursuant to subsection 9.6, hereby irrevocably designate and appoint JPMorgan Chase Bank as the Administrative Agent of such Lender under this Agreement, and each such Lender irrevocably authorizes JPMorgan Chase Bank, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

        8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in- fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in- fact selected by it with reasonable care.

        8.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Note or for any failure of the Company to perform its obligations hereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company.

        8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Note in accordance with a request of the Required Lenders, or all the Lenders where unanimity is required pursuant to subsection 9.1, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

        8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, or all the Lenders where unanimity is required pursuant to subsection 9.1; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

        8.6 Non-Reliance on Administrative Agent, Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

        8.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to the respective amounts of their original Loan Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

        8.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

        8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be approved by the Company, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon its appointment, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this subsection 8.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

        8.10 Documentation Agent and Syndication Agent. Neither the Documentation Agent nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

        SECTION 9.  MISCELLANEOUS

        9.1 Amendments and Waivers. With the written consent of the Required Lenders, the Administrative Agent and the Company may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or any Note or changing in any manner the rights of the Lenders or of the Company hereunder or thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or any Note or any Default or Event of Default and its consequences; provided, however, that (i) such amendments, supplements or modifications may only be made pursuant to this subsection 9.1 and (ii) no such waiver and no such amendment, supplement or modification shall (a) extend the maturity of any Loan (except in connection with an extension of the Termination Date in accordance with subsection 2.17), or reduce the rate or extend the time of payment of interest thereon, or reduce any fee payable to the Lenders hereunder, or reduce the principal amount of any Loan, or increase the amount or extend the expiration date of any Lender's Loan Commitment or amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement, in each case without the written consent of each Lender affected thereby, (b) amend, modify or waive any provision of Section 8 without the written consent of the then Administrative Agent or (c) amend subsection
2.17 without the written consent of all the Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Company, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Company, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under any Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

        9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, including by telecopy, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company and the Administrative Agent, and as set forth in Schedule 9.2 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Company:            Dow Jones & Company, Inc.
                        200 Liberty Street
                        New York, New York 10281
                        Attention: Thomas W. McGuirl
                        Facsimile: 609-520-5180

The Administrative Agent:             JPMorgan Chase Bank
                                      Agent Bank Services Group
                                      1111 Fannin Street
                                      10th Floor
                                      Houston, Texas 77002
                                      Attention: Douglas Havel
                                      Facsimile: 713-750-2878

with copy to:                         JPMorgan Chase Bank
                                      270 Park Avenue
                                      New York, New York 10017
                                      Attention: Peter Thauer
                                      Facsimile: 212-270-4164

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsections 2.1(d), 2.2, 2.5 and 2.7 shall not be effective until received.

        9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        9.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

        9.5 Payment of Expenses and Taxes. The Company agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and any Notes and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, any Notes and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Administrative Agent and to the several Lenders,
(c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any Notes and any such other documents, and (d) to pay, indemnify, and hold each

Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of the execution, delivery, enforcement, performance and administration of this Agreement, or the use by the Company of the proceeds of the Loans (including, without limitation, any such use that would result in a violation of Regulation U or X of the Board of Governors of the Federal Reserve System) (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Company shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. The agreements in this subsection 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

        9.6 Successors and Assigns; Participations; Purchasing Lenders. This Agreement shall be binding upon and inure to the benefit of the Company, the Lenders, the Administrative Agent, all future holders of the Loans, and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

        (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Loan Commitment of such Lender or any other interest of such Lender hereunder or under any Note. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and any Note, and the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and any Note. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Company therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Company agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in subsection 9.7(a) as fully as if it were a Lender hereunder. The Company also agrees that each Participant shall be entitled to the benefits of subsections 2.12, 2.13, 2.14, 2.15 and 9.5 with respect to its participation in the Loan Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

        (c) Any Lender may, in accordance with applicable law, at any time assign to one or more banks or other entities ("Competitive Loan Assignees") any Competitive Loan owing to such Lender and any Note held by such Lender evidencing such Competitive Loan, pursuant to a Competitive Loan Assignment executed by the assignor Lender and the Competitive Loan Assignee. Upon such execution, from and after the date of such Competitive Loan Assignment, the Competitive Loan Assignee shall, to the extent of the assignment provided for in such Competitive Loan Assignment, be deemed to have the same rights and benefits of payment and enforcement with respect to such Competitive Loan and any such Note and the same rights of setoff and obligation to share pursuant to subsection 9.7 as it would have had if it were a Lender hereunder; provided, that unless such Competitive Loan Assignment shall otherwise specify and a copy of such Competitive Loan Assignment shall have been delivered to the Administrative Agent for its acceptance and recording in the Register in accordance with subsection 9.6(f), the assignor thereunder shall act as collection agent for the Competitive Loan Assignee thereunder, and the Administrative Agent shall pay all amounts received from the Company which are allocable to the assigned Competitive Loan and Note, if any, directly to such assignor without any further liability to such Competitive Loan Assignee. A Competitive Loan Assignee under a Competitive Loan Assignment shall not, by virtue of such Competitive Loan Assignment, become a party to this Agreement or have any rights to consent to or refrain from consenting to any amendment, waiver or other modification of any provision of this Agreement or any related document; provided, no Competitive Loan Assignee shall be entitled to receive any greater amount than the Lender would have been entitled to receive in respect of the amount of the Competitive Loan Assignment by such Lender to such Competitive Loan Assignee had no such assignment occurred; provided, further, that (x) the assignor under such Competitive Loan Assignment and such Competitive Loan Assignee may, in their discretion, agree between themselves upon the manner in which such assignor will exercise its rights under this Agreement and any related document, and (y) if a copy of such Competitive Loan Assignment shall have been delivered to the Administrative Agent for its acceptance and recording in the Register in accordance with subsection 9.6(f), neither the principal amount of, the interest rate on, nor the maturity date of any Competitive Loan and Note, if any, assigned to the Competitive Loan Assignee thereunder will be modified without the written consent of such Competitive Loan Assignee. If a Competitive Loan Assignee has caused a Competitive Loan Assignment to be recorded in the Register in accordance with subsection 9.6(f), such Competitive Loan Assignee may thereafter, in the ordinary course of its business and in accordance with applicable law, assign such Competitive Loan and Note, if any, to any Lender, to any affiliate or subsidiary of such Competitive Loan Assignee or to any other financial institution that has total assets in excess of $1,000,000,000 and that in the ordinary course of its business extends credit of the same type as such Competitive Loan, and the foregoing provisions of this paragraph (c) shall apply, mutatis mutandis, to any such assignment by a Competitive Loan Assignee. Except in accordance with the preceding sentence, Competitive Loans and any related Notes may not be further assigned by a Competitive Loan Assignee, subject to any legal or regulatory requirement that the Competitive Loan Assignee's assets must remain under its control.

       (d) Any Lender may, in accordance with applicable law, at any time and from time to time sell to any other Lender or any affiliate thereof all or any part of such transferor Lender's rights and obligations under this Agreement (other than its rights with respect to Competitive Loans, assignment of which shall be governed by paragraph (c) above) pursuant to an Assignment and Acceptance, executed by such purchasing Lender and such transferor Lender and delivered to the Administrative Agent for its acceptance and recording in the Register. In addition, with the consent of the Company and the Administrative Agent (which in each case shall not be unreasonably withheld), any Lender may, in accordance with applicable law, at any time and from time to time sell to one or more additional banks, financial institutions or other entities that are not then Lenders or affiliates thereof (together with purchasing Lenders pursuant to the preceding sentence (including, without limitation, any affiliate through which Loans were not previously booked), each a "Purchasing Lender"), all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, executed by such Purchasing Lender, such transferor Lender, the Company and the Administrative Agent, and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that no such assignment to a Purchasing Lender (other than any Lender or any affiliate of any Lender) shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement), unless otherwise agreed by the Company and the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Loan Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Notwithstanding any provision of this subsection 9.6, the consent of the Company shall not be required for any assignment that occurs when an Event of Default pursuant to subsection 7(f) shall have occurred and be continuing with respect to the Company. Such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement.

        (e) The Administrative Agent shall, on behalf of the Company, maintain at its address referred to in subsection 9.2 a copy of each Competitive Loan Assignment and each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of (i) the names and addresses of the Lenders and the Loan Commitment of, and principal amount and stated interest of the Loans owing to, each Lender from time to time, and (ii) with respect to each Competitive Loan Assignment delivered to the Administrative Agent, the name and address of the Competitive Loan Assignee and the principal amount and stated interest of each Competitive Loan owing to such Competitive Loan Assignee. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

        (f) Upon its receipt of a Competitive Loan Assignment executed by an assignor Lender and a Competitive Loan Assignee, together with payment from the assignor or assignee Lender to the Administrative Agent of a registration and processing fee of $2,000.00, the Administrative Agent shall promptly accept such Competitive Loan Assignment, record the information contained therein in the Register and give notice of such acceptance and recordation to the assignor Lender, the Competitive Loan Assignee and the Company. Upon its receipt of an Assignment and Acceptance executed by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an affiliate thereof, by the Company and the Administrative Agent) together with payment from the assignor or assignee Lender to the Administrative Agent of a registration and processing fee of $4,000.00, the Administrative Agent shall promptly accept such Assignment and Acceptance and promptly record the information contained therein and the effective date determined pursuant thereto in the Register.

        (g) The Company authorizes each Lender to disclose to any Participant, Competitive Loan Assignee or Purchasing Lender (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Company and its affiliates which has been delivered to such Lender by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Company in connection with such Lender's credit evaluation of the Company and its affiliates prior to becoming a party to this Agreement.

        (h) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection 9.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

        (i) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (h) above.

        9.7 Adjustments; Set-off. If any Lender or Transferee (a "benefitted Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 7, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Lender so purchasing a portion of another Lender's Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

        (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon the occurrence and continuance of an Event of Default to set-off and apply against any indebtedness, whether matured or unmatured, of the Company to such Lender, any amount owing from such Lender to the Company, at or at any time after the happening of any of the above mentioned events, and the aforesaid right of set-off may be exercised by such Lender against the Company or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Company, or against anyone else claiming through or against the Company or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

        9.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

        9.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        9.10 Integration. This Agreement and any Notes represent the agreement of the Company, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in any such Notes.

        9.11 Governing Law. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

        9.12 Submission To Jurisdiction; Waivers. (a) The Company hereby irrevocably and unconditionally:

  (i) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

  (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

  (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address set forth in subsection 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

  (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

        (b) THE COMPANY AND THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                             DOW JONES & COMPANY, INC.

                                             By: /s/ Christopher W. Vieth
                                                 ------------------------
                                             Name: Christopher W. Vieth
                                             Title: Vice President and Chief
                                                    Financial Officer

                                             JPMORGAN CHASE BANK,
                                    As Administrative Agent and as a Lender

                                             By: /s/ Peter B. Thauer
                                                 -------------------------
                                             Name: Peter B. Thauer
                                             Title: Vice President

                                             FLEET NATIONAL BANK

                                             By: /s/ Denis D. Hamboyan
                                                 --------------------------
                                             Name: Denis D. Hamboyan
                                             Title:  Managing Director

                                             LLOYDS TSB BANK PLC

                                             By: /s/ Richard M. Heath
                                                 --------------------
                                             Name: Richard M. Heath
                                             Title: Vice President
                                                    Corporate Banking, USA
                                                    H009

                                             By: /s/ Catherine Rankin
                                                 --------------------
                                             Name: Catherine Rankin
                                             Title: Assistant Vice President
                                                    Corporate Banking USA
                                                    R027

                                             MELLON BANK, N.A.

                                             By: /s/ J. Wade Bell
                                                 ---------------------
                                             Name: J. Wade Bell
                                             Title: Vice President

                                             BANK OF TOKYO-MITSUBISHI TRUST
                                             COMPANY

                                             By: /s/ Christian Giordano
                                                 ----------------------
                                             Name: Christian Giordano
                                             Title: Vice President

                                             CREDIT SUISSE FIRST BOSTON

                                             By: /s/ SoVanna Day-Goins
                                                 ----------------------
                                             Name: SoVanna Day-Goins
                                             Title: Vice President

                                             By: /s/ Doreen Welch
                                                 ----------------------
                                             Name: Doreen Welch
                                             Title: Associate

                                             HSBC BANK USA

                                             By: /s/ Jeffrey Rothman
                                                 -------------------------
                                             Name: Jeffrey Rothman
                                             Title: Senior Banker

                                             THE NORTHERN TRUST COMPANY

                                             By: /s/ John Konstantos
                                                 -------------------------
                                             Name: John Konstantos
                                             Title: Vice President

                                             MERRILL LYNCH BANK USA

                                             By: /s/ Preston L. Jackson
                                                 -----------------------
                                             Name: Preston L. Jackson
                                             Title: President & CEO

                                                                    SCHEDULE 1.1

          Lender                                     Loan Commitment
--------------------------------------------------------------------
JPMorgan Chase Bank                                 $  17,500,000.00
FleetBoston                                         $  17,500,000.00
Lloyds Bank                                         $  17,500,000.00
Mellon Bank                                         $  17,500,000.00
Bank of Tokyo-Mitsubishi                            $  15,000,000.00
Credit Suisse First Boston                          $  15,000,000.00
HSBC Bank                                           $  12,500,000.00
Northern Trust                                      $  10,000,000.00
Merrill Lynch                                       $   7,500,000.00
                                                    ----------------
        Total                                       $ 130,000,000.00
                                                    ================

                                                                   SCHEDULE 3.14

                           SUBSIDIARIES OF THE COMPANY

Name of Subsidiary

DJBI, LLC
Dow Jones & Company (Australia) Pty Limited
Dow Jones & Company (Schweiz) GmbH
Dow Jones & Company (Singapore) Pte Limited
Dow Jones AER Company, Inc.
Dow Jones BD Services, Inc.
Dow Jones Broadcasting (Asia), Inc.
Dow Jones Broadcasting (Europe), Inc.
Dow Jones Business Portal Company, Inc.
Dow Jones Canada, Inc.
Dow Jones Consulting (Shanghai) Limited
Dow Jones Information Publishing, Inc.
Dow Jones Information Services International (HK) Ltd.
Dow Jones International GmbH
Dow Jones International Ltd.
Dow Jones International Marketing Services, Inc.
Dow Jones Italia Srl
Dow Jones (Japan) K.K.
Dow Jones, L.P.
Dow Jones Nederland BV
Dow Jones Newsprint Company, Inc.
Dow Jones Newswires Holdings, Inc.
Dow Jones Printing Company (Asia), Inc.
Dow Jones Publishing Company (Asia), Inc. (90% owned)
      Dow Jones Distribution Co. (Asia), Inc.
Dow Jones Publishing Company (Europe), Inc.
      The Wall Street Journal Europe S.P.R.L. (51% owned)
      JV GmbH II (51% owned)
Dow Jones Ventures V, Inc.
Dow Jones Ventures VI, Inc.
      Dow Jones Cash Management, Inc.
      Ottaway Newspapers, Inc.
         Ottaway Newspapers of Pennsylvania, L.P.
         Seacoast Newspapers, Inc.
         The Inquirer & Mirror, Inc.
         The Mail Tribune, Inc.
         Davill, Inc.
         The Nickel of Medford, Inc.
         The Traverse City Record-Eagle, Inc.
         The Santa Cruz County Sentinel, Inc.
         ONI Stockton, Inc.
Federal Filings, Incorporated
National Delivery Service, Inc.
Review Publishing Company Limited

                                                                    SCHEDULE 6.1

 EXISTING LIENS

None.

                                                                    SCHEDULE 9.2

Names and Addresses of Lenders

JPMorgan Chase Bank
270 Park Avenue
New York, New York 10017
Attention: Peter Thauer

Fleet National Bank
100 Federal Street. MA DE 10009D
Boston, Massachusetts 02110
Attention: Denis D. Hamboyan

Lloyds TSB Bank plc
1251 Avenue of the Americas, 39th Floor
New York, New York 10020
Attention: Richard Heath

Mellon Bank, N.A.
3 Mellon Center, 12th Floor
Pittsburgh, Pennsylvania 15259
Attention: Donald G. Cassidy, Jr.

Bank of Tokyo-Mitsubishi Trust Company
1251 Avenue of the Americas, 12th Floor
New York, New York 10020
Attention: Paresh R. Shah

Credit Suisse First Boston
11 Madison Ave
New York, NY 10010
Attention: Greg Miller

HSBC Bank USA
452 Fifth Avenue
New York, New York 10018
Attention: Jeffrey Rothman

The Northern Trust Company
50 S. LaSalle Street, 11th Floor
Chicago, Illinois 60675
Attention: Russ Rockenbach

Merrill Lynch Bank USA
15 W. South Temple, Suite 300
Salt Lake City, Utah 84101
Attention: Bill Little

                                                                       EXHIBIT A

 FORM OF BORROWING NOTICE FOR REVOLVING CREDIT LOANS

                                                    Date:
JPMorgan Chase Bank, as Administrative Agent under the
 Credit Agreement referred to below

Gentlemen:

        Pursuant to subsection 2.1 of the 364-Day Credit Agreement, dated as of June 23, 2003, among Dow Jones & Company, Inc. (the "Company"), the Lenders parties thereto, JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as Administrative Agent, Lloyds TSB Bank plc and Mellon, Bank, N.A., as Co-Documentation Agents, and Fleet National Bank, as Syndication Agent (as the same may be amended, supplemented or otherwise modified, the "Credit Agreement"), the Company hereby requests that the following Revolving Credit Loans be made on (date) as follows:

(1).  Total Amount of Revolving Credit Loans          $_______________

(2).  Amount of (1) to be allocated to
      Eurodollar Loans                                $_______________

(3).  Amount of (1) to be allocated to
      Alternate Base Rate Loans                       $_______________

(4). Interest Periods and amounts to be allocated thereto in respect of Eurodollar Loans
      (amounts must total (2)):

(i)  one month                                        $_______________

(ii)  two months                                      $_______________

(iii)  three months                                   $_______________

(iv)  six months                                      $_______________

Total Eurodollar Loans                                $_______________

NOTE: EACH AMOUNT APPEARING IN EACH LINE ABOVE MUST BE AT LEAST EQUAL TO $10,000,000 AND IN A WHOLE MULTIPLE OF $1,000,000.

The Company hereby certifies that the conditions set forth in Section 4.2 of the Credit Agreement have been satisfied.

 Terms defined in the Credit Agreement shall have the same meanings when used herein.

                                       Very truly yours,

                                       DOW JONES & COMPANY, INC.

                                       By:
                                          --------------------------------
                                       Name:
                                       Title:

                                                                       EXHIBIT B

                        FORM OF COMPETITIVE LOAN REQUEST

                                                  ___________, _____

JPMorgan Chase Bank, as Administrative Agent
270 Park Avenue
New York, New York  10017

Dear Sirs:
        Reference is made to the 364-Day Credit Agreement, dated as of June 23, 2003, among Dow Jones & Company, Inc. (the "Company"), the Lenders parties thereto, JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as Administrative Agent, Lloyds TBS Bank plc and Mellon Bank, N.A., as Co- Documentation Agents, and Fleet National Bank, as Syndication Agent (as the same may be amended, supplemented or otherwise modified, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein as therein defined.

        This is an (Index Rate) (Absolute Rate) Competitive Loan Request pursuant to subsection 2.2 of the Credit Agreement requesting quotes for the following Competitive Loans:

Aggregate Principal Amount          $________       $_________     $_______

Competitive Loan Date                ________        _________      _______

(Interest Period)*        ______________________

Maturity Date**           ______________________

Interest Payment Dates    ______________________

                                                  Very truly yours,

                                           DOW JONES & COMPANY, INC.

                                         By:
                                            ------------------------------
                                         Name:
                                         Title:

Note: Pursuant to the Credit Agreement, a Competitive Loan Request may be transmitted in writing, by telex or by facsimile transmission, or by telephone, immediately confirmed by telex or facsimile transmission. In any case, a Competitive Loan Request shall contain the information specified in the second paragraph of this form.

*      Insert only in an Index Rate Competitive Loan Request.
**     In an Index Rate Competitive Loan Request, insert last day of
       Interest Period.

                                                                       EXHIBIT C

                         FORM OF COMPETITIVE LOAN OFFER

                                                 ___________, ____

JPMorgan Chase Bank, as Administrative Agent
270 Park Avenue
New York, New York  10017

Dear Sirs:

        Reference is made to the 364-Day Credit Agreement, dated as of June 23, 2003, among Dow Jones & Company, Inc. (the "Company"), the Lenders parties thereto, JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as Administrative Agent, Lloyds TSB Bank plc and Mellon Bank, N.A., as Co- Documentation Agents, and Fleet National Bank, as Syndication Agent (as the same may be amended, supplemented or otherwise modified, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein as therein defined.

        In accordance with subsection 2.2 of the Credit Agreement, the undersigned Lender offers to make Competitive Loans thereunder in the following amounts with the following maturity dates:

Competitive Loan Date:      _________, ____

Aggregate Maximum Amount:     $___________

Maturity Date 1:

Maximum Amount $_____________

Rate*_____   Amount $________

Rate*_____   Amount $________

Maturity Date 2:

Maximum Amount $_____________

Rate*_____   Amount $________

Rate*_____   Amount $________

Maturity Date 3:

Maximum Amount $_____________

Rate* _____  Amount $________

Rate* _____  Amount $________

                                            Very truly yours,

                                     (NAME OF OFFERING LENDER)
                                   By:
                                      --------------------------------
                                   Name:
                                   Title:
                                   Telephone No.:
                                   Fax No.:
--------------------------------------------------------------------------------
* In the case of Index Rate Competitive Loans, insert margin bid. In the case of Absolute Rate Competitive Loans, insert fixed rate bid.

                                                                       EXHIBIT D

                      FORM OF COMPETITIVE LOAN CONFIRMATION

                                                       ___________, ____

JPMorgan Chase Bank, as Administrative Agent
270 Park Avenue
New York, New York  10017

Dear Sirs:

        Reference is made to the 364-Day Credit Agreement, dated as of June 23, 2003, among Dow Jones & Company, Inc. (the "Company"), the Lenders parties thereto, JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as Administrative Agent, Lloyds TSB Bank plc and Mellon Bank, N.A., as Co- Documentation Agents, and Fleet National Bank, as Syndication Agent (as the same may be amended, supplemented or otherwise modified, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein as therein defined.

        In accordance with subsection 2.2 of the Credit Agreement, the undersigned accepts and confirms the offers by Competitive Loan Lender(s) to make Competitive Loans to the undersigned on ____, ____(Competitive Loan Date) under said subsection 2.2 in the (respective) amount(s) set forth on the attached list of Competitive Loans offered.

                                                Very truly yours,

                                                DOW JONES & COMPANY, INC.

                                             By:
                                                ------------------------------
                                             Name:
                                             Title:

        (Company to attach Competitive Loan offer list prepared by Administrative Agent with accepted amount entered by the Company to right of each Competitive Loan offer).

                                                                       EXHIBIT E

                          FORM OF EXEMPTION CERTIFICATE

        Reference is made to the 364-Day Credit Agreement, dated as of June 23, 2003 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among Dow Jones & Company, Inc., a Delaware corporation (the "Company"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as Administrative Agent, Lloyds TBS Bank plc and Mellon Bank, N.A., as Co- Documentation Agents, and Fleet National Bank, as Syndication Agent. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. ______________________ (the "Non-U.S. Lender") is providing this certificate pursuant to subsection 2.12(d) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

        1. The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Notes in respect of which it is providing this certificate;

        2. The Non-U.S. Lender is not a "bank" for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). In this regard, the Non-U.S. Lender further represents and warrants that:

        (a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction;

        (b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements; and

        (c) the Non-U.S. Lender is acquiring an interest in the Loans or Notes for its own account, and the Non-U.S. Lender will not hold such an interest, directly or indirectly, for or on behalf of, or as nominee for, any bank.

        3.     The Non-U.S. Lender meets all of the requirements under Code
Section 871(h) or 881(c) to be eligible for a complete exemption from withholding of taxes on interest payments made to it under the Credit Agreement, including without limitation that it is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code); and

        4. The Non-U.S. Lender shall promptly notify the Company and the Administrative Agent if any of the representations and warranties made herein are no longer true and correct.

 IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

                                             (NAME OF NON-U.S. LENDER)

                                        By:
                                           ------------------------------
                                        Name:
                                        Title:
                                        Date:________________

                                                                       EXHIBIT F

                       FORM OF OPINION OF PETER G. SKINNER

                                                 June 23, 2003

JPMorgan Chase Bank,
     as Administrative Agent
     under the Agreement, as
     hereinafter defined,

Lloyds TSB Bank plc and Mellon Bank, N.A., as Co-Documentation Agents under the Agreement,

Fleet National Bank,
     as Syndication Agent
     under the Agreement

     and

Each of the Lenders parties to the
     Agreement

Ladies and Gentlemen:

        In my capacity as General Counsel, I have acted as counsel for Dow
Jones & Company, Inc., a Delaware corporation (the "Company"), in connection with the execution and delivery of the 364-Day Credit Agreement, dated as of June 23, 2003, among Dow Jones & Company, Inc. (the "Company"), the Lenders parties thereto, JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as Administrative Agent, Lloyds TSB Bank plc and Mellon Bank, N.A., as Co-Documentation Agents, and Fleet National Bank, as Syndication Agent (as the same may be amended, supplemented or otherwise modified, the "Agreement").

        This opinion is delivered to you pursuant to Section 4 of the Agreement. Terms used herein which are defined in the Agreement shall have the respective meanings set forth in the Agreement, unless otherwise defined herein.

        In connection with this opinion, I have examined executed copies of the Agreement and such corporate documents and records of the Company and its Subsidiaries, certificates of public officials and officers of the Company and its Subsidiaries, and such other documents, as I have deemed necessary or appropriate for the purposes of this opinion. In stating my opinion, I have assumed the genuineness of all signatures of, and the authority of, persons signing the Agreement on behalf of parties thereto other than the Company, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or photostatic copies.

        Based upon the foregoing, I am of the opinion that:

        1. Each of the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates under lease and to conduct the business in which it is currently engaged and (c) to the best of my knowledge, is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and where the failure to be so qualified would have a material adverse effect on the Company and its Subsidiaries taken as a whole.

        2. The Company has the corporate power and authority to make, deliver and perform the Agreement and to borrow thereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of the Agreement and to authorize the execution, delivery and performance of the Agreement and any promissory notes that may be issued after the date hereof to evidence the loans consistent with the terms of the Agreement. No consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required to be obtained by the Company in connection with the borrowings thereunder or with the execution, delivery, performance, validity or enforceability of the Agreement.

        3. The Agreement has been duly executed and delivered on behalf of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). No opinion is expressed as to the availability of the remedy of specific performance.

        4. The execution, delivery and performance of the Agreement by the Company and the use of the proceeds of the borrowings thereunder as provided therein, will not violate any provision of any existing law or regulation applicable to the Company, or, to the best of my knowledge, of any order, judgment, award or decree of any court, arbitrator or governmental authority binding upon or applicable to the Company, or of the Certificate of Incorporation or By-Laws of the Company, or, to the best of my knowledge, of any securities issued by the Company, or, to the best of my knowledge, of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking by which the Company or any of its Subsidiaries or any of their respective assets may be bound, and, to the best of my knowledge, will not result in or require the creation or imposition of any Lien on any of its or their respective properties, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

        5. To the best of my knowledge, no litigation, investigation or proceeding of or before any court, arbitrator or governmental authority is pending or threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Agreement or any of the transactions contemplated thereby or (b) except for the litigation with Cantor Fitzgerald Securities and Market Data Corporation that is described in "Legal Proceedings" and Note 3 to the financial statements included in the Company's Form 10-Q report for the first quarter of 2003, which could reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole.

        6. The Company is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," or a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        7. Assuming that the Company will comply with the provisions of the Credit Agreement relating to the use of proceeds, the making of the Loans under the Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

        The opinions expressed herein are solely for the benefit of the Administrative Agent, the Documentation Agent, the Syndication Agent and the Lenders in connection with the Agreement and may not be relied on in any manner or for any purpose by any other person or entity.

                                                 Very truly yours,
                                                 /s/ Peter G. Skinner

                                                                       EXHIBIT G

                          FORM OF OFFICER'S CERTIFICATE

        Pursuant to Section 4 of the 364-Day Credit Agreement, dated as of June 23, 2003, among Dow Jones & Company, Inc. (the "Company"), the Lenders parties thereto, JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as Administrative Agent, Lloyds TSB Bank plc and Mellon Bank, N.A., as Co- Documentation Agents, and Fleet National Bank, as Syndication Agent (as the same may be amended, supplemented or otherwise modified, the "Credit Agreement"), the undersigned hereby certify as follows:

        1. The representations and warranties of the Company set forth in the Credit Agreement or which are contained in any certificate, document or financial or other statement furnished pursuant to or in connection with the Credit Agreement are true and correct on and as of the date hereof with the same effect as if made on the date hereof; and

        2. On the date hereof, no Default or Event of Default (both as defined in the Credit Agreement) has occurred and is continuing under the Credit Agreement as of the date hereof or after giving effect to any Loans to be made on the date hereof.

        IN WITNESS WHEREOF, each of the undersigned has hereunto set his name.

                                              DOW JONES & COMPANY, INC.

                                           By: /s/ Christopher W. Vieth
                                               ------------------------
                                         Name: Christopher W. Vieth
                                        Title: Vice President and Chief
                                               Financial Officer

                                           By: /s/ Thomas W. McGuirl
                                               ---------------------
                                         Name: Thomas W. McGuirl
                                        Title: Treasurer and Assistant
                                               Secretary

                                         Date: June 23, 2003

                                                                       EXHIBIT H

                           FORM OF CERTIFICATE OF THE
                            SECRETARY OF THE COMPANY

        Pursuant to Section 4 of the 364-Day Credit Agreement, dated as of June 23, 2003, among Dow Jones & Company, Inc. (the "Company"), the Lenders parties thereto, JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as Administrative Agent, Lloyds TSB Bank plc and Mellon Bank, N.A., as Co- Documentation Agents, and Fleet National Bank, as Syndication Agent (as the same may be amended, supplemented or otherwise modified, the "Credit Agreement"), the undersigned Secretary of the Company hereby certifies as follows:

        1. Attached hereto as Annex I is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company on February 21, 1996, and such resolutions have not in any way been rescinded or modified and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such resolutions are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.

        2. Attached hereto as Annex II is a true and complete copy of the By-laws of the Company as in effect at all times since April 21, 2003, to and including the date hereof.

        3. Attached hereto as Annex III is a true and complete copy of the Restated Certificate of Incorporation of the Company, as amended, as in effect at all times since April 21, 2003, to and including the date hereof, and no action has been taken to amend, repeal, modify or revoke such certificate.

        4. The following persons are now duly elected and qualified officers of the Company, holding the offices indicated next to their respective names below, and such officers have held such offices with the Company at all times since the respective dates set forth opposite their names, to and including the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company the Credit Agreement, any Notes of the Company to be issued pursuant thereto and any certificate or other document to be delivered by the company pursuant to the Credit Agreement and to act as Responsible Officers on behalf of the Company under the Credit Agreement:

                                                                            Month & Year
Name                   Office                    Signature                  of Election
----------------------------------------------------------------------------------------
Richard F. Zannino     Executive Vice
                       President and Chief
                       Operating Officer         /s/ Richard F. Zannino     April 2003

Christopher W. Vieth   Vice President and
                       Chief Financial Officer   /s/ Christopher W. Vieth   April 2003

Thomas W. McGuirl      Treasurer and Assistant
                       Secretary                 /s/ Thomas W. McGuirl      April 2003

Thomas J. Sullivan     Assistant Treasurer       /s/ Thomas J. Sullivan     April 2003

IN WITNESS WHEREOF, the undersigned has hereunto set his name and affixed the corporate seal of the Company.

Dated: June 23, 2003
                                              /s/ Peter G. Skinner
                                              --------------------
                                              Peter G. Skinner,
                                              Executive Vice President,
                                              General Counsel and Secretary

(CORPORATE SEAL)

 I, Christopher W. Vieth, Vice President and Chief Financial Officer of the Company, hereby certify that Peter G. Skinner, whose genuine signature appears above, is, and has been at all times since April 16, 2003, a duly elected, qualified and acting Executive Vice President, General Counsel and Secretary of the Company.

Dated:  June 23, 2003

                                                /s/ Christopher W. Vieth
                                                ------------------------
                                                Christopher W. Vieth
                                                Vice President and Chief
                                                Financial Officer

                                                                       EXHIBIT I

                                     FORM OF
                           COMPETITIVE LOAN ASSIGNMENT

        Reference is made to the 364-Day Credit Agreement, dated as of June 23, 2003 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Dow Jones & Company, Inc. (the "Company"), the Lenders named therein, JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), Lloyds TSB Bank plc and Mellon Bank, N.A., as Co-Documentation Agents, and Fleet National Bank, as Syndication Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

        The Assignor identified on Schedule l hereto (the "Assignor") and the Assignee identified on Schedule l hereto (the "Assignee") agree as follows:

        1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the Competitive Loan (the "Assigned Loan") and any Note evidencing such Competitive Loan described in Schedule 1 hereto.

        2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any Notes or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company, any of its Subsidiaries or any other obligor or the performance or observance by the Company, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any Notes or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Loan and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in any Note evidencing the Assigned Loan, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

        3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Competitive Loan Assignment; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to subsection 3.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Competitive Loan Assignment; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action permitted by the Credit Agreement, any Notes or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, any Notes or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the terms and conditions contained in the Credit Agreement applicable to it (including, without limitation, the terms and conditions contained in subsections 9.6 and 9.7 thereof) and will perform in accordance with such terms all the obligations which by the terms of the Credit Agreement are required to be performed by it, including its obligations pursuant to subsection 2.12 of the Credit Agreement.

        4. The effective date of this Competitive Loan Assignment shall be the Effective Date of Assignment described in Schedule 1 hereto (the "Effective Date"). Following the execution of this Competitive Loan Assignment, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

        5. (Option 1: Upon such acceptance and recording, from and after the Effective Date, the Assignor shall act as collection agent for the Assignee hereunder, and the Administrative Agent shall pay all amounts (including payments of principal, interest, fees and other amounts) received from the Company which are allocable to the Assigned Loan and any Note evidencing such Assigned Loan directly to the Assignor without any further liability to the Assignee.) (Option 2: Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Loan and any Note evidencing such Assigned Loan (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.)

        6. Any payments to the Competitive Loan Assignee in respect of the Assigned Loan shall be made in accordance with the payment instructions set forth on Schedule 2 hereto.

        7. This Competitive Loan Assignment shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Competitive Loan Assignment to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

                                   Schedule 1
                         to Competitive Loan Assignment

Name of Assignor:

Name of Assignee:

Address for Notices:

Contact:
Title:
Telephone No.:
Fax No.:

Lending Office Address:

Contact:
Title:
Telephone No.:
Fax No.:

Effective Date of Assignment:

Competitive Loan Assigned       Principal Amount Assigned     Maturity Date
                                $
                                ------------------

------------------                                ------------------
(Name of Assignee)                                (Name of Assignor)

By:                                               By:
Name:                                             Name:
Title:                                            Title:

Accepted:

JPMORGAN CHASE BANK, as Administrative Agent

By:
Name:
Title:

                                   Schedule 2
                         to Competitive Loan Assignment

                                Payment Instructions

                                                                       EXHIBIT J

                                     FORM OF
                            ASSIGNMENT AND ACCEPTANCE

        Reference is made to the 364-Day Credit Agreement, dated as of June 23, 2003 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Dow Jones & Company, Inc. (the "Company"), the Lenders named therein, JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), Lloyds TSB Bank plc and Mellon Bank, N.A., as Co-Documentation Agents, and Fleet National Bank, as Syndication Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

        The Assignor identified on Schedule l hereto (the "Assignor") and the Assignee identified on Schedule l hereto (the "Assignee") agree as follows:

        1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the "Assigned Interest") in and to the Assignor's rights and obligations under the Credit Agreement.

        2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any Notes or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company, any of its Subsidiaries or any other obligor or the performance or observance by the Company, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any Notes or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Interest and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in any Note evidencing the Assigned Interest, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

        3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to subsection 3.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, any Notes or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to subsection 2.12 of the Credit Agreement.

        4. The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the "Effective Date"). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

        5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

        6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof, and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

        7. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

        IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

                                   Schedule 1
                          to Assignment and Acceptance

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Principal Amount Assigned            Commitment Percentage Assigned(1)
$                                               %
-----------------                        --------

(Name of Assignee)                              (Name of Assignor)

By:                                             By:
Name:                                           Name:
Title:                                          Title:

Accepted:                                       Consented to:

JPMORGAN CHASE BANK, as             DOW JONES & COMPANY, INC.
  Administrative Agent
By:                                   By:
Name:                                 Name:
Title:                                Title:

                                    JPMORGAN CHASE BANK, as
                                    Administrative Agent

                                    By:
                                    Name:
                                    Title:

(1) Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all lenders.